Exhibit 10.1

Execution Version

$600,000,000.00 REVOLVING CREDIT FACILITY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

by and among

MSA SAFETY INCORPORATED, a Pennsylvania corporation,

THE OTHER BORROWERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent,

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent,

BANK OF AMERICA, N.A., as Co-Syndication Agent,

and

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner,

JPMORGAN CHASE BANK, N.A., as Joint Lead Arranger and Joint Bookrunner, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

Dated September 7, 2018

CUSIP # 55349UAA5

CUSIP # 55349UAB3

i

	2.12	UTILIZATION OF COMMITMENTS IN OPTIONAL CURRENCIES		61
		2.12.1	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	61
		2.12.2	Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans	61
		2.12.3	Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the LIBOR Rate Option	61
		2.12.4	European Monetary Union	62
		2.12.5	Non-Public Lender	63
	2.13	DESIGNATED LENDERS		63
	2.14	ILLEGALITY		63
	2.15	DESIGNATED FOREIGN BORROWERS		64

3	INTEREST RATES			65

	3.1	INTEREST RATE OPTIONS		65
		3.1.1	Revolving Credit Interest Rate Options	66
		3.1.2	Swing Loan Interest Rate	66
		3.1.3	Rate Quotations	66
	3.2	INTEREST PERIODS		66
		3.2.1	Amount of Borrowing Tranche	67
		3.2.2	Renewals	67
		3.2.3	No Conversion of Optional Currency Loans	67
	3.3	INTEREST AFTER DEFAULT		67
		3.3.1	Interest Rate	67
		3.3.2	Letter of Credit Fees	67
		3.3.3	Other Obligations	67
		3.3.4	Acknowledgment	68
	3.4	LIBOR RATE UNASCERTAINABLE; ILLEGALITY; INCREASED COSTS; DEPOSITS NOT AVAILABLE		68
		3.4.1	Unascertainable	68
		3.4.2	Illegality; Increased Costs; Deposits Not Available	68
		3.4.3	Administrative Agent’s and Lender’s Rights	69
	3.5	SELECTION OF INTEREST RATE OPTIONS		69

4	PAYMENTS			69

	4.1	PAYMENTS		69
	4.2	PRO RATA TREATMENT OF LENDERS		70
	4.3	SHARING OF PAYMENTS BY LENDERS		70
	4.4	PRESUMPTIONS BY ADMINISTRATIVE AGENT		71
	4.5	INTEREST PAYMENT DATES		72
	4.6	VOLUNTARY PREPAYMENTS		72
		4.6.1	Right to Prepay	72
		4.6.2	Replacement of a Lender	73
		4.6.3	Designation of a Different Lending Office	74
	4.7	MANDATORY PREPAYMENTS FOR CURRENCY FLUCTUATIONS		74
	4.8	INCREASED COSTS		75

		4.8.1	Increased Costs Generally	75
		4.8.2	Capital Requirements	75
		4.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	76
		4.8.4	Delay in Requests	76
	4.9	US TAXES		76
		4.9.1	Defined Terms and Application	76
		4.9.2	Payments Free of Taxes	77
		4.9.3	Payment of Other Taxes by the Loan Parties	77
		4.9.4	Indemnification by the Loan Parties	77
		4.9.5	Indemnification by the Lenders	77
		4.9.6	Evidence of Payments	78
		4.9.7	Status of Lenders	78
		4.9.8	Treatment of Certain Refunds	80
		4.9.9	Survival	80
	4.10	INDEMNITY		81
	4.11	SETTLEMENT DATE PROCEDURES		81
	4.12	CURRENCY CONVERSION PROCEDURES FOR JUDGMENTS		82
	4.13	INDEMNITY IN CERTAIN EVENTS		82
	4.14	UK AND DUTCH TAXES		82
		4.14.1	Application	82
		4.14.2	Tax Gross-Up	82
		4.14.3	Tax Indemnity	84
		4.14.4	Tax Credit	85
		4.14.5	Status Confirmation	85
		4.14.6	Stamp Taxes	86
		4.14.7	VAT	86
	4.15	FATCA INFORMATION		87
	4.16	FATCA DEDUCTION		89

5	REPRESENTATIONS AND WARRANTIES			90

	5.1	REPRESENTATIONS AND WARRANTIES		90
		5.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	90
		5.1.2	Subsidiaries and Owners; Investment Companies	90
		5.1.3	Validity and Binding Effect	90
		5.1.4	No Conflict; Material Agreements; Consents	91
		5.1.5	Litigation	91
		5.1.6	Financial Statements	91
		5.1.7	Margin Stock	92
		5.1.8	Full Disclosure	92
		5.1.9	Taxes	92
		5.1.10	Patents, Trademarks, Copyrights, Licenses, Etc.	93
		5.1.11	Insurance	93
		5.1.12	ERISA Compliance	93
		5.1.13	Certificate of Beneficial Ownership	94
		5.1.14	Senior Debt Status	94

		5.1.15	Solvency	94
		5.1.16	Anti-Terrorism Laws	95
		5.1.17	Central Administration, COMI	95

6	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			95

	6.1	FIRST LOANS AND LETTERS OF CREDIT		95
		6.1.1	Deliveries	95
		6.1.2	Payment of Fees	97
	6.2	EACH LOAN OR LETTER OF CREDIT		97

7	COVENANTS			98

	7.1	AFFIRMATIVE COVENANTS		98
		7.1.1	Preservation of Existence, Etc.	98
		7.1.2	Payment of Liabilities, Including Taxes, Etc.	98
		7.1.3	Maintenance of Insurance	99
		7.1.4	Maintenance of Properties and Leases	99
		7.1.5	Visitation Rights	99
		7.1.6	Keeping of Records and Books of Account	99
		7.1.7	Compliance with Laws; Use of Proceeds	100
		7.1.8	Further Assurances	100
		7.1.9	Anti-Terrorism Laws	100
		7.1.10	Keepwell	100
		7.1.11	Most Favored Lender	101
		7.1.12	Certificate of Beneficial Ownership and Other Additional Information	102
	7.2	NEGATIVE COVENANTS		102
		7.2.1	Indebtedness	102
		7.2.2	Liens	104
		7.2.3	Guaranties	104
		7.2.4	Loans and Investments	105
		7.2.5	Liquidations, Mergers, Consolidations, Acquisitions	105
		7.2.6	Dispositions of Assets or Subsidiaries	106
		7.2.7	Affiliate Transactions	107
		7.2.8	Subsidiaries, Partnerships and Joint Ventures	107
		7.2.9	Continuation of or Change in Business	107
		7.2.10	Fiscal Year	108
		7.2.11	COMI	108
		7.2.12	Changes in Organizational Documents	108
		7.2.13	Non-Consolidation of MSACL	108
		7.2.14	Minimum Fixed Charges Coverage Ratio	108
		7.2.15	[Reserved]	109
		7.2.16	Maximum Net Leverage Ratio	109
		7.2.17	[Reserved]	109
		7.2.18	Amendment, Etc. of Indebtedness	109
		7.2.19	Anti-Terrorism Laws	109
	7.3	REPORTING REQUIREMENTS		110
		7.3.1	Quarterly Financial Statements	110
		7.3.2	Annual Financial Statements	110

		7.3.3	Certificate of the Company	110
		7.3.4	Notices	111
		7.3.5	IFRS Reconciliations	112

8	DEFAULT			112

	8.1	EVENTS OF DEFAULT		112
		8.1.1	Payments Under Loan Documents	112
		8.1.2	Breach of Warranty	112
		8.1.3	Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws	113
		8.1.4	Breach of Other Covenants	113
		8.1.5	MSACL Separateness; Related Liabilities	113
		8.1.6	Defaults in Other Agreements or Indebtedness	113
		8.1.7	Final Judgments or Orders	113
		8.1.8	Loan Document Unenforceable	113
		8.1.9	Proceedings Against Assets	114
		8.1.10	Events Relating to Plans and Benefit Arrangements	114
		8.1.11	Change of Control	114
		8.1.12	Relief Proceedings	114
	8.2	CONSEQUENCES OF EVENT OF DEFAULT		115
		8.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	115
		8.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	115
		8.2.3	Set-off	115
		8.2.4	Suits, Actions, Proceedings	116
		8.2.5	Application of Proceeds	116

9	THE ADMINISTRATIVE AGENT			117

	9.1	APPOINTMENT AND AUTHORITY		117
	9.2	RIGHTS AS A LENDER		117
	9.3	EXCULPATORY PROVISIONS		117
	9.4	RELIANCE BY ADMINISTRATIVE AGENT		118
	9.5	DELEGATION OF DUTIES		119
	9.6	RESIGNATION OF ADMINISTRATIVE AGENT		119
	9.7	NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS		120
	9.8	NO OTHER DUTIES, ETC.		120
	9.9	ADMINISTRATIVE AGENT’S FEE		120
	9.10	AUTHORIZATION TO RELEASE GUARANTORS		120
	9.11	NO RELIANCE ON ADMINISTRATIVE AGENT’S CUSTOMER IDENTIFICATION PROGRAM		121
	9.12	CERTAIN ERISA MATTERS		121

10	MISCELLANEOUS			122

	10.1	MODIFICATIONS, AMENDMENTS OR WAIVERS		122
		10.1.1	Increase of Commitment	122
		10.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	122
		10.1.3	Release of Guarantor or Borrower	123
		10.1.4	Miscellaneous	123
	10.2	NO IMPLIED WAIVERS; CUMULATIVE REMEDIES		124

v

10.3	EXPENSES; INDEMNITY; DAMAGE WAIVER		124
	10.3.1	Costs and Expenses	124
	10.3.2	Indemnification by the Borrowers	124
	10.3.3	Reimbursement by Lenders	125
	10.3.4	Waiver of Consequential Damages, Etc.	126
	10.3.5	Payments	126
	10.3.6	Bifurcation of Obligations	126
10.4	HOLIDAYS		126
10.5	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION		127
	10.5.1	Notices Generally	127
	10.5.2	Electronic Communications	127
	10.5.3	Change of Address, Etc.	127
10.6	SEVERABILITY		128
10.7	DURATION; SURVIVAL		128
10.8	SUCCESSORS AND ASSIGNS		128
	10.8.1	Successors and Assigns Generally	128
	10.8.2	Assignments by Lenders	128
	10.8.3	Register	130
	10.8.4	Participations	130
	10.8.5	Reserved	131
	10.8.6	Certain Pledges; Successors and Assigns Generally	131
10.9	CONFIDENTIALITY		132
	10.9.1	General	132
	10.9.2	Sharing Information With Affiliates of the Lenders	132
10.10	COUNTERPARTS; INTEGRATION; EFFECTIVENESS		133
	10.10.1	Counterparts; Integration; Effectiveness	133
10.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		133
	10.11.1	Governing Law	133
	10.11.2	SUBMISSION TO JURISDICTION	133
	10.11.3	WAIVER OF VENUE	134
	10.11.4	SERVICE OF PROCESS	134
	10.11.5	WAIVER OF JURY TRIAL	135
10.12		USA PATRIOT ACT NOTICE	135
10.13		JOINDER OF GUARANTORS	135
10.14		AMENDMENT AND RESTATEMENT	135
10.15		NO ADVISORY OR FIDUCIARY RESPONSIBILITY	136
10.16		ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS	136

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(C)	-	CLOSING DATE REORGANIZATION
SCHEDULE 1.1(E)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(P)(1)	-	PERMITTED INVESTMENTS
SCHEDULE 1.1(P)(2)	-	PERMITTED LIENS
SCHEDULE 1.1(S)	-	EXCLUDED SUBSIDIARIES
SCHEDULE 5.1.2	-	SUBSIDIARIES
SCHEDULE 5.1.12	-	ERISA COMPLIANCE
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.3	-	EXISTING GUARANTIES

EXHIBITS
EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AND SURETYSHIP AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 2.15(1) -		DESIGNATED FOREIGN BORROWER REQUEST AND ASSUMPTION AGREEMENT
EXHIBIT 2.15(2)	-	DESIGNATED FOREIGN BORROWER NOTICE
EXHIBIT 4.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 4.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 4.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 4.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT is dated September 7, 2018 and is made by and among MSA SAFETY INCORPORATED, a Pennsylvania corporation (the “US Borrower” or the “Company”), MSA UK HOLDINGS LIMITED, a private limited liability company incorporated in England and Wales with registered number 09720572 (“MSA UK”), MSA INTERNATIONAL HOLDINGS B.V., a private company with limited liability “besloten vennootschap met beperkte aansprakelijkheid” incorporated under the laws of The Netherlands and registered with the Dutch trade register under number 37137388 (“MSA Netherlands”), each DESIGNATED FOREIGN BORROWER (as hereinafter defined) from time to time party hereto, each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (as hereinafter defined) (hereinafter referred to in such capacity as the “Administrative Agent”).

The Borrowers have requested the Lenders to provide a revolving credit facility (including a letter of credit subfacility) to the Borrowers in an aggregate principal amount, subject to Section 2.6 [Increase in Revolving Credit Commitments], not to exceed $600,000,000.00. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1 CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

2006 Note Purchase Agreement shall mean that certain Amended and Restated Note Purchase Agreement, dated as of March 7, 2014, pursuant to which $53,333,333.33 aggregate principal amount of 5.41% Senior Notes Due December 20, 2021 were issued by the Company, for the benefit of the Purchasers (as defined therein) party thereto from time to time, as the same may be further amended, modified or supplemented from time to time.

2010 Note Purchase Agreement shall mean that certain Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement, dated as of January 22, 2016, pursuant to which $100,000,000.00 4.00% Amended and Restated Series A Senior Notes Due October 13, 2021 and £54,945,054.94 3.40% Series B Senior Notes Due January 22, 2031 were issued by the Company and pursuant to which a $150,000,000.00 (or the equivalent in Applicable Currencies (as defined therein)) private shelf facility is being made available to the Company, as amended by the 2010 Note Purchase Agreement Amendment and as the same may be further amended, modified or supplemented from time to time.

2010 Note Purchase Agreement Amendment shall mean that certain First Amendment to Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement, dated as of September 7, 2018, by and among the Company, the holders of the Notes (as defined in the 2010 Note Purchase Agreement) and the other parties party thereto.

2010 Note Purchase Agreement Guarantees shall mean, collectively, each Note Guarantee (as defined in the 2010 Note Purchase Agreement).

Acquisition Period shall mean a period of four consecutive fiscal quarters of the Company beginning with a fiscal quarter during which the Company or its Subsidiaries consummates a Permitted Acquisition for which the aggregate consideration payable exceeds the Dollar Equivalent of $100,000,000.00, and including such fiscal quarter and the immediately succeeding three fiscal quarters. The Company may elect to designate in writing to the Administrative Agent the commencement of an Acquisition Period (which election shall be made prior to the last day of fiscal quarter in which the relevant Permitted Acquisition is consummated).

Additional Covenant shall have the meaning specified in Section 7.1.11(i) [Most Favored Lender].

Adjustment Date shall have the meaning specified in Schedule 1.1(A).

Administrative Agent shall have the meaning specified in the preamble of this Agreement and shall include its successors and assigns.

Administrative Agent’s Fee shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Affiliate as to any Person, shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds ten percent (10.00%) or more of any class of the voting or other equity interests of such Person, or (iii) ten percent (10.00%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary (including, without limitation, the proviso to the definition of “Subsidiary”), MSACL and each other Person in the MSACL Company Group shall be an Affiliate of the Company and its Subsidiaries.

Agreement shall mean this Third Amended and Restated Credit Agreement, as the same may be further amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

Alternate Currency shall mean with respect to any Letter of Credit, each Optional Currency and any other non-Dollar currency satisfactory to the Issuing Lender that shall issue a Letter of Credit. Each Alternate Currency must be the lawful currency of the specified country.

Anti-Terrorism Laws shall mean any Laws relating to terrorism, Sanctions, import/export licensing, money laundering, corruption or bribery, including but not limited to, the United Kingdom Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977 as amended and the rules and regulations thereunder, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Applicable Commercial Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commercial Letter of Credit Fee.”

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread,” or

(B) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread.”

Applicable Standby Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Standby Letter of Credit Fee.”

Applicant Foreign Borrower shall have the meaning specified in Section 2.15 [Designated Foreign Borrowers].

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

APR Manufacturing Agreement shall mean that certain APR Manufacturing Agreement, dated as of the Closing Date, between MSA Safety Pittsburgh and MSACL, as in effect on the Closing Date.

Asset Disposition shall mean any Transfer except (a) any Transfer (i) from a Domestic Subsidiary to the US Borrower or another Domestic Subsidiary, (ii) from a Foreign Subsidiary or Foreign Borrower to the US Borrower, any Foreign Borrower, or any Domestic Subsidiary or any Foreign Subsidiary, (iii) from the US Borrower or any Domestic Subsidiary to any Foreign Borrower or any Foreign Subsidiary so long as the Loan Parties are in compliance with the covenant contained in Section 7.2.4(ix), or (iv) pursuant to the Closing Date Reorganization, in each case, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Potential Default exists, (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer used or useful in the operation of the business of the Company or any of its Subsidiaries or that are obsolete, (c) any Transfer by the Company or any Subsidiary constituting a Permitted Investment, (d) non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Subsidiaries in the ordinary course of business, (e) dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and (f) leases and sub-leases and licenses and sub-licenses of property in the ordinary course of business.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

AU Alternate Source shall have the meaning specified in the definition of LIBOR Rate.

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Senior Vice President or Vice President of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Company, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Company may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Australian Dollars shall mean the lawful money of Australia.

Australian Dollar Rate shall mean the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for Australian Dollar bills of exchange.

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) 0.00%, (ii) the Prime Rate, (iii) the Overnight Bank Funding Rate, plus one half of one percent (0.50%) and (iv) the Daily Libor Rate plus one percent (1.00%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrowers to have Loans denominated in Dollars bear interest at the rate and under the terms set forth in Section 3.1.1(i) [Revolving Credit Base Rate Option].

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Benefit Plan shall mean any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Borrowers shall mean, collectively, the Closing Date Borrowers and each Designated Foreign Borrower from time to time party to this Agreement.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans denominated in the same currency to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

British Pounds Sterling shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market and if the applicable Business Day relates to any Loan denominated in Euro, such day is not a day on which the payment system utilized by the Administrative Agent for the settlement of payments in Euro is not open for the settlement of payments in Euro.

Capital Lease shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP (but subject to the last sentence of Section 1.3(a)).

Capital Lease Obligation shall mean, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

Cash Management Agreements shall have the meaning specified in Section 2.7.6 [Swing Loans Under Cash Management Agreements].

Certificate of Beneficial Ownership shall mean, for each Borrower that is a Legal Entity Customer, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

CIP Regulations shall have the meaning specified in Section 9.11 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean September 7, 2018 or such other date as may be agreed to by the parties hereto.

Closing Date Borrowers shall mean, collectively, the US Borrower, MSA UK and MSA Netherlands.

Closing Date Compliance Certificate shall have the meaning specified in Section 6.1.1 [First Loans and Letters of Credit].

Closing Date Reorganization shall mean, collectively, the transactions and other actions described on Schedule 1.1(C), which shall be consummated no later than January 1, 2019.

Closing Date Reorganization Documents shall mean, collectively, the documents effecting the Closing Date Reorganization, as in effect on the Closing Date; provided that “Closing Date Reorganization Documents” shall not include the MSACL Promissory Notes.

Code shall mean the Internal Revenue Code of 1986, as amended.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commercial Letter of Credit Fee shall have the meaning specified in Section 2.10.2 [Letter of Credit Fees].

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, the aggregate of its Revolving Credit Commitment and its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Commodity Hedge shall mean a price protection agreement related to commodity products and entered into by the Company or its Subsidiaries for hedging purposes (and not for speculation).

Company shall have the meaning specified in the preamble to this Agreement.

Compliance Certificate shall have the meaning specified in Section 7.3.3 [Certificate of the Company].

Computation Date shall have the meaning specified in Section 2.12.1 [Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding, Etc.].

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated EBITDA shall mean, for any period of determination, (i) the sum of Consolidated Net Income, depreciation, amortization, other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made), Interest Charges and income tax expense, plus non-recurring costs and expenses in connection with Permitted Acquisitions (not to exceed $30,000,000.00 in the aggregate for all Permitted Acquisitions), minus (ii) non-cash credits or non-cash gains to net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDA, items related to Joint Ventures shall be excluded, except that cash dividends paid by any Joint Venture to the Company or a wholly-owned Subsidiary of the Company shall be included in Consolidated EBITDA. For purposes of calculating Consolidated EBITDA, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.5 [Liquidations, Mergers, Consolidations and Acquisitions] or Section 7.2.6 [Dispositions of Assets or Subsidiaries], Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

Consolidated Funded Indebtedness shall mean, for any period of determination, (i) the principal balance of the Loans and all obligations of the Company and its Subsidiaries for borrowed money (including, without limitation, Capital Lease Obligations), plus (ii) (without duplication) contingent liabilities related to letters of credit and guaranties of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP; provided that Consolidated Funded Indebtedness shall not include Indebtedness pursuant to the MSACL Promissory Notes.

Consolidated Income Available for Fixed Charges shall mean, for any period of determination, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges and (b) taxes imposed on or measured by income or excess profits, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

Consolidated Net Income shall mean, with respect to any period of determination, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

Consolidated Net Tangible Assets shall mean, at any time, the total amount of assets of the Company and its Subsidiaries at such date as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP minus (a) all applicable depreciation, amortization and other valuation reserves and (b) all goodwill, tradenames, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets of the Company and its Subsidiaries at such date determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

Consolidated Net Worth shall mean, at any time, (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Subsidiaries plus (ii) the amount of paid-in capital and retained earnings of the Company and its Subsidiaries, in each case as determined and consolidated as of such time for the Company and its Subsidiaries in accordance with GAAP, minus (b) to the extent included in clause (a) above, all amounts properly attributable to minority interests, if any, in the stock and surplus of the Company’s Subsidiaries.

Consolidated Total Assets shall mean, at any time, the total amount of assets (less properly deductible reserves), which under GAAP appear on a consolidated balance sheet of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

Covered Entity shall mean each Loan Party and each Subsidiary of any Loan Party.

CRR shall mean the Council Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012.

CTA shall mean the Corporation Tax Act 2009 of the United Kingdom.

Currency Agreement shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, among the Company or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

Daily Libor Rate shall mean, for any day, the greater of (i) 0.00% and (ii) the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage on such day.

Defaulting Lender shall mean any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company or any other Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified a Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 4.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition and in Section 2.11 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company (a) becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or (b) becoming the subject of a Bail-In Action, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Designated Foreign Borrower shall mean each wholly-owned Subsidiary of the Company designated as a “Designated Foreign Borrower” pursuant to, and in accordance with, Section 2.15 [Designated Foreign Borrowers].

Designated Foreign Borrower Notice shall have the meaning specified in Section 2.15 [Designated Foreign Borrowers].

Designated Foreign Borrower Request and Assumption Agreement shall have the meaning specified in Section 2.15 [Designated Foreign Borrowers].

Designated Lender shall have the meaning specified in Section 2.13 [Designated Lenders].

Disposition Value shall mean, at any time, with respect to any property, (a) in the case of property that does not constitute Equity Interests, the book value thereof, and (b) in the case of property that constitutes Equity Interests, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such Equity Interests as is equal to the percentage that the book value of all of the outstanding Equity Interests of such Subsidiary determined at the time of the disposition thereof, in good faith by the Company.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, on or as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

Domestic Guarantor shall mean separately, and Domestic Guarantors shall mean collectively, US Borrower, MADL, GMTL, GMI, MSAI, MSAW, MSDL, MTL, MIL, MSA Safety Sales, MSA Safety Pittsburgh, Globe, Senscient, Safety io and each other Person which joins this Agreement as a Domestic Guarantor after the date hereof.

Domestic Loan Party shall mean the US Borrower and the Domestic Guarantors.

Domestic Person shall mean an entity organized under the laws of any state of the United States of America or the District of Columbia.

Domestic Subsidiary shall mean any Subsidiary (other than a Domestic Person that is a Subsidiary of a non-Domestic Person) of any Loan Party that is a Domestic Person.

Drawing Date shall have the meaning specified in Section 2.10.3.1 [Disbursements, Reimbursement].

Dutch Loan Party shall mean (i) MSA Netherlands and (ii) any other Loan Party incorporated in The Netherlands.

Dutch Treaty Lender shall mean a Lender which (a) is treated as a resident of a Dutch Treaty State for the purposes of the applicable Dutch Treaty, (b) does not carry on a business in The Netherlands through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) fulfils all conditions of the applicable Dutch Treaty which must be fulfilled for residents of that Dutch Treaty State to be paid interest without a Tax Deduction (assuming the completion of all necessary procedural formalities).

Dutch Treaty State shall mean a jurisdiction having a double taxation agreement with The Netherlands (a “Dutch Treaty”), which makes provision for full exemption from Tax imposed by The Netherlands on interest.

EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligibility Date shall mean, with respect to each Loan Party and each Swap Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of the Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement related to such Swap Obligation if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders or legally-enforceable directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to hazardous or toxic substances and occupational health and safety; (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, transport, storage, collection, distribution, disposal or release or threat of release of substances regulated pursuant to Environmental Laws; (v) the presence of contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of environmentally sensitive areas.

Equity Interests shall mean any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

Equivalent Amount shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning specified in the definition of “Equivalent Amount”.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Company and are treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension

Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

ERISA Group shall mean, at any time, the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under Section 414 of the Code.

EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Euro shall refer to the lawful currency of the Participating Member States.

European Interbank Market shall mean the European interbank market for Euro operating in Participating Member States.

European Insolvency Regulation shall mean the European Parliament and Council Regulation (EU) No. 2015/848 of May 20, 2015 on Insolvency Proceedings (recast), as amended from time to time.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”

Excess Interest shall have the meaning assigned to that term in Section 3.1 [Interest Rate Options].

Excluded Subsidiaries shall mean Subsidiaries listed on Schedule 1.1(S). The Excluded Subsidiaries are not required to join this Agreement as Guarantors.

Excluded Swap Obligations shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement, any Guaranty Agreement or any other Loan Document that relates to such Swap Obligation (or any Guaranty thereof or the grant by such Loan Party of a security interest to secure such Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “Eligible Contract Participant” on the Eligibility Date for such Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap Obligation, this definition shall only include the portion of such Swap Obligation for which such guaranty or security interest is or becomes illegal as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap Obligation; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, the definition of Excluded Swap Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Obligation with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Swap Obligations.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.9.2 [Payment Free of Taxes], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.9.7 [Status of Lenders], and (iv) any withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement shall mean that certain Second Amended and Restated Credit Agreement, dated December 11, 2015, by and among the US Borrower, MSA UK, MSA Netherlands, the guarantors party thereto, the lenders party thereto and PNC in its capacity as administrative agent for the lenders party thereto, as may have been amended, modified or supplemented from time to time prior to the date hereof.

Existing Letters of Credit shall mean all letters of credit set forth on Schedule 1.1(E) which were issued under the Existing Credit Agreement prior to the date hereof upon the application of a Loan Party and are outstanding on the Closing Date.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, September 7, 2023.

Fair Market Value shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

FATCA Deduction means a deduction or withholding from a payment under any Loan Document required by FATCA.

FATCA Exempt Party means a party that is entitled to receive payments free from any FATCA Deduction.

Federal Funds Effective Rate for any day shall mean the greater of (i) 0.00% and (ii) the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of 1.00%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Fixed Charges shall mean, for any period of determination, the sum of (a) Interest Charges for such period, plus (b) Lease Rentals for such period.

Fixed Charges Coverage Ratio shall mean, for any period of determination, the ratio of (a) Consolidated Income Available for Fixed Charges, to (b) Fixed Charges.

Foreign Benefit Event shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from an Official Body, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by an Official Body relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Borrower, any Subsidiary of a Borrower or any Loan Party under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by any Borrower or any Subsidiary of a Borrower of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

Foreign Borrower shall mean each of MSA UK, MSA Netherlands and each Designated Foreign Borrower from time to time party to this Agreement.

Foreign Borrower Sublimit shall mean, (i) to the extent any “priority debt” limitation in the 2010 Note Purchase Agreement remains in effect, the greater of (x) $300,000,000.00 and (y) 15.00% of Consolidated Total Assets (as defined in the 2010 Note Purchase Agreement) at any time of determination, and (ii) if no “priority debt” limitation in the 2010 Note Purchase Agreement remains in effect, $500,000,000.00.

Foreign Guarantor shall mean, (i) as to MSA UK, MSA Netherlands and each Designated Foreign Borrower, (ii) as to MSA Netherlands, MSA UK and each Designated Foreign Borrower, and (iii) as to each Designated Foreign Borrower, MSA UK, MSA Netherlands and each other Designated Foreign Borrower.

Foreign Lender shall mean, (i) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

Foreign Plan shall mean any plan, fund (including any superannuation fund), program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof) and/or primarily for employees or former employees outside the United States of America, whether formal or informal, funded or unfunded, insured or uninsured, that is established, maintained or contributed to by a Borrower or any of its Subsidiaries or Affiliates which provides employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, other than any state social security arrangements, in respect of which a Borrower or any of its Subsidiaries or Affiliates has any liability obligation or contingent liability.

Foreign Revolving Facility Usage shall mean at any time the sum of the outstanding Dollar Equivalent amount of Revolving Credit Loans made to the Foreign Borrowers and the Letter of Credit Obligations to the extent relating to Letters of Credit issued for any Foreign Borrower.

Foreign Subsidiary shall mean any Subsidiary of any Loan Party that is not a Domestic Person.

GAAP shall mean either, (i) generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts; or (ii) at the election of the Company effective as of the end of any applicable fiscal quarter upon written notice to the Administrative Agent, IFRS; provided that the Company may only make one such election during the term of this Agreement.

Globe shall mean Globe Holding Company, LLC, a New Hampshire limited liability company.

GMI shall mean General Monitors, Inc., a Nevada corporation.

GMTL shall mean General Monitors Transnational, LLC, a Nevada limited liability company.

Guarantor shall mean a Domestic Guarantor or Foreign Guarantor, as applicable.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in substantially the form attached hereto as Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement or Guaranty Agreements shall mean, singularly or collectively, as the context may require, any Guaranty and Suretyship Agreement executed and delivered by any Person to the Administrative Agent for the benefit of the Lenders on or after the date hereof, and in the case of any Domestic Guarantor, substantially in the form of Exhibit 1.1(G)(2), and in the case of any Foreign Guarantor, in such form as is reasonably acceptable to the Administrative Agent, each as amended, modified or supplemented from time to time.

ICC shall have the meaning specified in Section 10.11.1 [Governing Law].

IFRS shall mean the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

Incorporated Covenant shall have the meaning specified in Section 7.1.11(ii) [Most Favored Lender].

Increasing Lender shall have the meaning specified in Section 2.6.1 [Increasing Lenders and New Lenders].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrowers].

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Sales Agreement shall mean that certain Intercompany Sales and Licensing Agreement, dated as of the Closing Date, among MSACL, MSA Safety Pittsburgh, MTL and MSA Safety Sales, as in effect on the Closing Date.

Intercompany Subordination Agreement shall mean an Intercompany Subordination Agreement made by the Loan Parties in favor of the Administrative Agent, substantially in the form of Exhibit 1.1(I).

Interest Charges shall mean, for any period of determination, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its

Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period; provided that Interest Charges shall not include interest on any MSACL Promissory Notes.

Interest Period shall mean the period of time selected by a Borrower in connection with (and to apply to) any election permitted hereunder by such Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one (1) Month with respect to Optional Currency Loans and one (1), two (2), three (3) or six (6) (and nine (9) or twelve (12) if such periods are available to all Lenders (other than a Defaulting Lender) at substantially the same cost to each Lender) Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if a Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if a Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrowers, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IP License Agreement shall mean that certain Amended and Restated Intellectual Property License Agreement, dated as of the Closing Date, between MSACL and MTL, as in effect on the Closing Date.

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 10.11.1 [Governing Law].

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that the US Borrower, the Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

ITA means the Income Tax Act 2007 of the United Kingdom.

Joint Venture shall mean a corporation, partnership, limited liability company or other entities (excluding any Subsidiary) in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

Lease Rentals shall mean, for any period of determination, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any of its Subsidiaries as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

Legal Entity Customer shall have the meaning specified in the Beneficial Ownership Regulation.

Lender Provided Commodity Hedge shall mean a Commodity Hedge which is provided by any Person that was a Lender or its Affiliate at the time such Commodity Hedge was provided and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

Lender Provided Foreign Currency Agreement shall mean a Currency Agreement which is provided by any Person that was a Lender or its Affiliate at the time of making such Currency Agreement and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Person that was a Lender or its Affiliate at the time of making such Interest Rate Hedge and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit shall have the meaning specified in Section 2.10.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.10.3.3 [Disbursements, Reimbursement].

Letter of Credit Fees shall mean, collectively, the Standby Letter of Credit Fee and the Commercial Letter of Credit Fee.

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent Amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.10.1 [Issuance of Letters of Credit].

LIBOR Quoted Currency shall mean Dollars, Euro and British Pounds Sterling.

LIBOR Quoted Currency Alternate Source shall have the meaning specified in the definition of LIBOR Rate.

LIBOR Rate shall mean the following:

(a) with respect to Loans made in any LIBOR Quoted Currency comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the greater of (i) 0.00% and (ii) the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1.00% per annum) (A) the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period which appears on the Bloomberg Page BBAM1 or on such other substitute Bloomberg page that displays such rates, or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying rates at which deposits in the relevant LIBOR Quoted Currency are offered by leading banks in the Relevant Interbank Market (for purposes of this definition, a “LIBOR Quoted Currency Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for an amount comparable to such Borrowing Tranche and having a borrowing date comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1, any substitute Bloomberg Page, or any LIBOR Quoted Currency Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)) by (B) a number equal to 1.00 minus the Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate =	Relevant Interbank Market for the applicable LIBOR Quoted Currency offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1

1.00 - Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b) with respect to Loans made in Australian Dollars comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the greater of (i) 0.00% and (ii) the interest rate per annum determined by Administrative Agent by dividing (A) the Australian Dollar Rate for a period equal in length to such Interest Period which appears on the Bloomberg Page BBSY or such other substitute Bloomberg page that displays the Australian Dollar Rate, or the Australian Dollar Rate which is quoted by another source selected by the Administrative Agent which has been approved by the Australian Financial Markets Association as an authorized information vendor for the purpose of displaying rates at which deposits in Australian Dollars are offered by leading banks in the Relevant Interbank Market (for purposes of this definition, an “AU Alternate Source”), at approximately 11:00 a.m., Sydney, Australia time, two (2) Business Days prior to the commencement of such Interest Period for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBSY, any substitute page or any AU Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)) by (B) a number equal to 1.00 minus the Reserve Percentage. Such LIBOR Rate may also be expressed by the following formula:

LIBOR Rate =	Australian Dollar Rate quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBSY

1.00 - Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. The LIBOR Rate for any Loans shall be based upon the LIBOR Rate for the currency in which such Loans are requested.

(c) If, at any time, the Administrative Agent and all of the Lenders approve an additional Optional Currency pursuant to Section 2.12.4(iii) [Requests for Additional Optional Currencies], any reference in this Agreement to the LIBOR Rate applicable to any Optional Currency Loan in such additional Optional Currency shall be a reference to a rate to be mutually agreed upon between the Administrative Agent and the Borrowers.

LIBOR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(ii) [Revolving Credit LIBOR Rate Option].

LIBOR Termination Date shall have the meaning specified in Section 1.6 [Successor LIBOR Rate Index].

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, the Notes, the Letters of Credit and any other instruments, certificates or documents delivered in connection herewith or therewith, as the same may be amended, modified or supplemented from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall collectively mean Borrowers and the Guarantors and Loan Party shall mean any Borrower or any Guarantor.

Loan Request shall mean either a Revolving Credit Loan Request or a Swing Loan Request.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan, respectively.

MADL shall mean MSA Advanced Detection, LLC, a Pennsylvania limited liability company.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Subsidiary shall mean any Subsidiary of a Loan Party (i) which is not itself a Loan Party and (ii) which, as of the most recent fiscal quarter of the Company, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.3.2 [Annual Financial Statements] or Section 7.3.1 [Quarterly Financial Statements] (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.3.2 [Annual Financial Statements] or Section 7.3.1 [Quarterly Financial Statements], the most recent financial statements referred to in Section 5.1.6(i) [Historical Statements]), (a) contributed greater than five percent (5.00%) of Consolidated EBITDA for such period or (b) contributed greater than five percent (5.00%) of Consolidated Total Assets as of such date.

MIL shall mean MSA Innovation, LLC, a Pennsylvania limited liability company.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Most Favored Lender Notice means a written notice from the Company to the Administrative Agent delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in the 2010 Note Purchase Agreement (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 7.1.11 [Most Favored Lender] by an Authorized Officer in reasonable detail, including reference to Section 7.1.11 [Most Favored Lender], a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

MSACL shall mean Mine Safety Appliances Company, LLC, a Pennsylvania limited liability company.

MSACL Affiliate Transaction Documents shall mean, collectively, the Shared Services Agreement, the Tax Sharing Agreement, the APR Manufacturing Agreement, the Intercompany Sales Agreement, the R&D Agreement , the Transition Services Agreement and the IP License Agreement.

MSACL Company Group shall mean MSACL and its Subsidiaries (without giving effect to the proviso in the definition of “Subsidiary”).

MSACL Excluded Subsidiary Certificate shall have the meaning specified in the proviso to the definition of “Subsidiary”.

MSACL Governing Documents shall mean the limited liability company agreement, certificate of organization and each other organizational or constitutional document of MSACL, in form and substance satisfactory to the Administrative Agent.

MSACL Promissory Notes shall mean, collectively, the MSACL-MSA Safety Promissory Notes and the MSACL-MSAW Promissory Note.

MSACL-MSA Safety Closing Date Promissory Note shall have the meaning specified in the definition of “MSACL-MSA Safety Promissory Notes”.

MSACL-MSA Safety Promissory Notes shall mean, collectively, (i) the unsecured, subordinated promissory note, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, in the principal amount of $42,427,951.00 (the “MSACL-MSA Safety Closing Date Promissory Note”) and (ii) the unsecured, subordinated promissory note, dated as of January 1, 2019, in form and substance satisfactory to the Administrative Agent, in the principal amount of $88,607,000.00 (as such amount may be adjusted pursuant to the provisions of the MSA Safety Pittsburgh APA to reflect the actual book values of the NWC Balance, the Work in Progress and Finished Goods (as each such term is defined in Schedule 1.1(C)) as of immediately before January 1, 2019), in each case issued by MSA Safety Pittsburgh in favor of MSACL as consideration for the Transfer by MSACL of certain property and assets to MSA Safety Pittsburgh pursuant to the Closing Date Reorganization; provided that the amount of such MSACL-MSA Safety Promissory Notes shall not exceed the Fair Market Value of such property and assets being Transferred.

MSACL-MSAW Promissory Note shall mean the unsecured, subordinated promissory note, in form and substance satisfactory to the Administrative Agent, issued by MSAW in favor of MSACL as consideration for the Transfer by MSACL of certain real property and equipment to MSAW pursuant to the Closing Date Reorganization; provided that the amount of such MSACL-MSAW Promissory Note shall not exceed the Fair Market Value of such real property and equipment being Transferred.

MSAI shall mean MSA International, LLC, a Delaware limited liability company.

MSA Safety Pittsburgh shall mean MSA Safety Pittsburgh Manufacturing, LLC, a Pennsylvania limited liability company.

MSA Safety Sales shall mean MSA Safety Sales, LLC, a Pennsylvania limited liability company.

MSAW shall mean MSA Worldwide, LLC, a Pennsylvania limited liability company.

MSDL shall mean MSA Safety Development, LLC, a Pennsylvania limited liability company.

MTL shall mean MSA Technology, LLC, a Pennsylvania limited liability company.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Net Leverage Ratio shall mean, as of the end of any date of determination, the ratio of (A) the difference of (i) Consolidated Funded Indebtedness of the Company and its Subsidiaries on such date minus (ii) 100% of unencumbered cash of the Company and its Subsidiaries on such date in excess of $40,000,000.00 to (B) Consolidated EBITDA (i) for the period equal to the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the period equal to the four (4) consecutive fiscal quarters most recently ended if such date is not a fiscal quarter end.

New Lender shall have the meaning specified in Section 2.6.1 [Increasing Lenders and New Lenders].

Non-Consenting Lender shall have the meaning specified in Section 10.1 [Modifications, Amendments or Waivers].

Non-Public Lender shall mean:

(a) until interpretation of “public” as referred to in the CRR by the relevant authority/ies, an entity that (i) provides repayable funds to MSA Netherlands or any Designated Foreign Borrower incorporated in The Netherlands for a minimum amount of EUR 100,000 (or its equivalent in another currency), (ii) assumes rights and/or obligations vis-à-vis MSA Netherlands or any Designated Foreign Borrower incorporated in The Netherlands the value of which is at least EUR 100,000 (or its equivalent in another currency) or (iii) otherwise qualifies as not forming part of the public; and

(b) following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies, such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

Notes shall mean, collectively, the Notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans.

NYFRB shall mean the Federal Reserve Bank of New York.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement and (iii) any Other Lender Provided Financial Service Product. Notwithstanding the foregoing provisions in this definition, Obligations shall not include Excluded Swap Obligations.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Optional Currency shall mean any of the following lawful currencies: the Euro, British Pounds Sterling, Australian Dollars and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.12.4(iii) [Requests for Additional Optional Currencies]. Subject to Section 2.12.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Loans shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

Optional Currency Sublimit shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

Order shall have the meaning specified in Section 2.10.9 [Liability for Acts and Omissions].

Original Currency shall have the meaning specified in Section 4.12 [Currency Conversion Procedures for Judgments].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Currency shall have the meaning specified in Section 4.12 [Currency Conversion Procedures for Judgments].

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Person which was a Lender or Affiliate of a Lender at the time of providing such product or service provides any of the following products or services to the Borrowers and any of their Subsidiaries: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.2 [Replacement of a Lender]).

Overnight Bank Funding Rate shall mean, for any day, the greater of (i) 0.00% and (ii) the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a

Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.

Participant has the meaning specified in Section 10.8.4 [Participations].

Participant Register shall have the meaning specified in Section 10.8.4 [Participations].

Participating Member State shall mean any member State of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Participation Advance shall have the meaning specified in Section 2.10.3.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of each July, October, January and April after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Acquisition shall have the meaning specified in Section 7.2.5(ii) [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments shall mean:

(i) any investment, loan or advance existing on the date of this Agreement and described on Schedule 1.1(P)(1);

(ii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(iii) commercial paper maturing in two hundred seventy (270) days or less rated not lower than A-2, by Standard & Poor’s or P-2 by Moody’s Investors Services, Inc. on the date of acquisition;

(iv) investments in certificates of deposit maturing no later than three hundred sixty-five (365) days from the date of acquisition and issued by a bank or trust company that has combined capital, surplus and undivided profits of over $500,000,000.00;

(v) investments in mutual funds that invest only in either (A) money market securities or (B) whose investments are limited to those types of investments described in clauses (ii)-(iv) above;

(vi) investments made under agreements regarding the management and investment of deposit, sweep and other similar accounts with any commercial bank that satisfies the requirements of (iv) above; and

(vii) in the case of Foreign Subsidiaries, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the investments specified in clauses (ii) through (vi) of this definition made in the ordinary course of business.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Liens consisting of bankers’ Liens encumbering deposit accounts (including, without limitation, rights of setoff) and any statutory or civil law Lien arising in The Netherlands under Dutch General Banking Conditions;

(v) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, provided that the aggregate amount secured by appeal bonds together with the Liens referred to in clause (x)(4) below shall not at any time exceed five percent (5.00%) of Consolidated Total Assets;

(vi) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the actual or intended use by the Company or its Subsidiaries of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests, provided that (A) any such Lien shall extend solely to the item or items of such property (or improvements thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon), (B) the aggregate value of the assets subject to such Purchase Money Security Interest securing such Indebtedness shall not exceed an amount equal to the lesser of (x) the cost of such property (or improvement thereon) and (y) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P)(2)) and (C) any such Lien shall be created contemporaneously with, or within one hundred eighty (180) days after the acquisition or construction of such property;

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in any case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 8.1.7 [Final Judgments or Orders], provided that the aggregate amount secured by all such Liens under this subsection (4) together with the Liens referred to in clause (v) above shall not at any time exceed five percent (5.00%) of Consolidated Total Assets;

(xi) Any interest or title of a lessor, sublessor, licensor or sublicensor under any leases (other than Capital Leases), subleases, licenses or sublicenses entered into by the Company or any Subsidiary of the Company as lessee, sublessee, licensee or sublicensee in the ordinary course of business;

(xii) Liens existing on property or any asset at the time of acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary on or after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary (other than proceeds) and (iii) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs associated therewith) or result in a decreased average weighted life thereof; and

(xiii) Liens not otherwise described by the foregoing clauses in this definition on assets of the Loan Parties securing obligations not exceeding $20,000,000.00 in the aggregate.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or a determination by the Administrative Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Protected Party means a Recipient which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be receive or receivable) under a Loan Document.

Projections shall have the meaning specified in Section 5.1.6(ii) [Financial Projections].

PTE shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one (1) month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market for a one (1) month period as published in another publication selected by the Administrative Agent).

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Qualifying Dutch Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a Dutch Loan Party under a Loan Document and is:

(a) a Lender: (i) which is a bank making an advance to a Dutch Loan Party under a Loan Document and is within the charge to Dutch corporation tax as respects any payments of interest made in respect of that advance; or (ii) in respect of an advance made to a Dutch Loan Party under a Loan Document by a person that was a bank at the time that advance was made and within the charge to Dutch corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Lender which is: (i) a company resident in The Netherlands for Dutch tax purposes; (ii) a tax transparent partnership each member of which is: (A) a company so resident in The Netherlands; or (B) a company not so resident in the Netherlands which carries on a business in The Netherlands through a permanent establishment and which brings into account in computing its chargeable profits the whole of any share of interest payable in respect of that advance that falls to it; or (iii) a company not so resident in the Netherlands which carries on a business in The Netherlands through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits of that company; or

(c) a Dutch Treaty Lender.

Qualifying Lender means a Qualifying Dutch Lender or a Qualifying UK Lender as the case may be.

Qualifying UK Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a UK Loan Party under a Loan Document and is:

(a) a Lender: (i) which is a bank (as defined for the purpose of s879 ITA) making an advance to a UK Loan Party under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from s18A CTA; or (ii) in respect of an advance made to a UK Loan Party under a Loan Document by a person that was a bank (as defined for the purpose of s879 ITA) at the time that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Lender which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of s19 CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of s19 CTA) of that company; or

(c) a UK Treaty Lender; or

(d) a building society (as defined for the purposes of s880 ITA) making an advance to a UK Loan Party under a Loan Document.

Qualified ECP Loan Party shall mean, in respect of any Swap Obligation of a Loan Party, each Loan Party that has total assets exceeding $10,000,000.00 on the applicable Eligibility Date or such other Loan Party as constitutes an Eligible Contract Participant and can cause another Loan Party to qualify as an Eligible Contract Participant at such time by entering into a “letter of credit or keepwell, support, or other agreement” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

R&D Agreement shall mean that certain Research and Development Agreement, dated as of the Closing Date, between MSACL and MIL, as in effect on the Closing Date.

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.11 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reference Currency shall have the meaning specified in the definition of “Equivalent Amount.”

Reimbursement Obligation shall have the meaning specified in Section 2.10.3.1 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relevant Interbank Market shall mean in relation to Euro, the European Interbank Market, in relation to Australian Dollars, the Australian Financial Markets Association, and, in relation to any other currency, the London interbank market or other applicable offshore interbank market.

Relief Proceeding shall mean any case (whether voluntary or involuntary), proceeding or action in relation to any Loan Party or Material Subsidiary of a Loan Party (including, without limitation, by way of scheme of arrangement or otherwise) under any applicable bankruptcy, judicial management, insolvency, reorganization, relief of debtors legislation or other similar law now or hereafter in effect, whether for (a) a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party, (b) the appointment of a receiver, rehabilitator, receiver and manager, administrator, liquidator, assignee, custodian, trustee, sequestrator, creditor representative, conservator (or similar official, officer or fiduciary) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, (c) the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than fifty percent (50.00%) of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 4.11 [Settlement Date Procedures].

Reserve Percentage shall mean as of any day the maximum percentage in effect on such day to be maintained by a Lender as required for reserve liquidity, special deposit, or similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (i) any category of liabilities that includes deposits by reference to which a LIBOR Rate is to be determined, or (ii) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a LIBOR Rate applies.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loan Request shall have the meaning specified in Section 2.5.1 [Revolving Credit Loan Requests].

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit and Swing Loan Commitments] or Section 2.10.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Dollar Equivalent amount of Revolving Credit Loans, the outstanding Swing Loans and the Letter of Credit Obligations.

Safety io shall mean Safety io, LLC, a Pennsylvania limited liability company.

Sanctions shall mean any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Sanctioned Country shall mean a country, territory or region that is, or whose government is, subject to a sanctions program maintained under any Anti-Terrorism Law or subject of Sanctions including, without limitation, currently, the Crimea Region, Cuba, Iran, North Korea, and Syria.

Sanctioned Person shall mean (i) any Person that is, or is owned or controlled by Persons that are, the subject of any Sanctions or located, organized or resident in a Sanctioned Country or (ii) any Person, group, regime, or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

Senscient shall mean Senscient, Inc., a Delaware corporation.

Settlement Dates shall mean any Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 4.11 [Settlement Date Procedures].

Shared Services Agreement shall mean that certain Amended and Restated Shared Services Agreement, dated as of the Closing Date, among MSAW, MSACL, the Company, Globe, GMI, MTL, MIL, Safety io, MSA Safety Pittsburgh and MSA Safety Sales, as in effect on the Closing Date; provided the agreement may be amended from time to time to add additional Subsidiaries as parties.

Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in the ordinary course of business, (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged, (vi) such Person has not entered into a moratorium or standstill arrangement in relation to its Indebtedness and is not taken to have failed to comply with a statutory demand (or otherwise be presumed to be solvent by applicable law), (vii) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at undervalue, unfair preferences or equivalent concepts, (viii) in respect of a Person incorporated under the laws of England and Wales, such Person is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, and (ix) in respect of a Person incorporated under the laws of The Netherlands such Person has not stopped paying its debts (verkeert niet in een toestand dat hij is opgehouden te betalen). In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, or, if a different methodology is prescribed by applicable Laws, as prescribed by those Laws.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit (including a direct pay letter of credit) issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties, but excluding any Letter of Credit (a) under which the stated amount of such Letter of Credit increases automatically over time or (b) that is a Commercial Letter of Credit.

Standby Letter of Credit Fee shall have the meaning specified in Section 2.10.2 [Letter of Credit Fees].

Statements shall have the meaning specified in Section 5.1.6(i) [Historical Statements].

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity of which more than fifty percent (50.00%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries; provided that, if on or prior to January 1, 2019 the Company has delivered a certificate (the “MSACL Excluded Subsidiary Certificate”) of an Authorized Officer of the Company and MSACL certifying that (i) the Closing Date Reorganization Documents, the MSACL Governing Documents and the MSACL Affiliate Transaction Documents have not been amended, superseded or otherwise modified since the Closing Date and are in full force and effect, and (ii) the Closing Date Reorganization has been completed as contemplated by Schedule 1.1(C) and in accordance with the terms of the Closing Date Reorganization Documents, then, notwithstanding the provisions of this definition or anything else in this Agreement to the contrary, MSACL and each other Person in the MSACL Company Group shall be deemed not to be a Subsidiary, directly or indirectly, of the Company for purposes of this Agreement on and after January 1, 2019.

Subsidiary Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].

Swap Obligation shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, and the regulations thereunder.

Swing Loan Commitment shall have the meaning specified in Section 2.1.2 [Swing Loans].

Swing Loan Request shall have the meaning specified in Section 2.5.2 [Swing Loan Requests].

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the US Borrower pursuant to Section 2.1.2 [Swing Loans] hereof.

Tax Confirmation shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of s19 CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of s19 CTA) of that company.

Tax Credit shall mean a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction shall mean a deduction or withholding for or on account of Tax from a payment under a Loan Document other than a FATCA Deduction.

Tax Payment shall mean either the increase in a payment made by a Loan Party to a Lender under Section 4.14.2(iii) or a payment under Section 4.14.3.

Tax Sharing Agreement shall mean that certain Tax Sharing Agreement, dated as of the Closing Date, among the Company, MSACL and each of the subsidiaries that is or may become part of a Parent Group (as defined in that agreement), as in effect on the Closing Date; provided the agreement may be amended from time to time to add additional Subsidiaries as parties.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including any backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Transfer shall mean, with respect to the Company or any Subsidiary of the Company, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Equity Interests.

Transition Services Agreement shall mean that certain Transition Services Agreement, dated as of the Closing Date, among MSACL, MSA Safety Pittsburgh and MSA Safety Sales, as in effect on the Closing Date.

Treaty shall mean a UK Treaty or a Dutch Treaty.

Treaty Lender shall mean a Dutch Treaty Lender or a UK Treaty Lender.

UCP shall have the meaning specified in Section 10.11.1 [Governing Law].

UK DTTP Filing shall mean a HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Loan Party, which:

(a) where it relates to a UK Treaty Lender that is a Lender on the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1.1(B), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(b) where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment, and is filed with HM Revenue & Customs within 30 days of the relevant Assignment date.

UK Loan Party shall mean (a) MSA UK and (b) any other Loan Party (i) that is resident for Tax purposes in the United Kingdom or (ii) payments from which under a Loan Document are subject to withholding Tax imposed by the United Kingdom.

UK Non-Bank Lender shall mean (i) where a Lender becomes a Lender on the day this Agreement is entered into, a Lender listed in the column headed “UK Non-Bank Lenders” in Schedule 1.1(B) and (ii) where a Lender becomes a Lender after the day this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Lender.

UK Treaty Lender shall mean a Lender which: (a) is treated as a resident of a UK Treaty State for the purposes of the applicable UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfils all conditions of the applicable UK Treaty which must be fulfilled for residents of that UK Treaty State to be paid interest without a Tax Deduction (assuming the completion of all necessary procedural formalities).

UK Treaty State shall mean a jurisdiction having a double taxation agreement with the United Kingdom (a “UK Treaty”), which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 4.9.7 [Status of Lenders].

VAT shall mean: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

Withholding Agent shall mean any Loan Party and the Administrative Agent.

Write-Down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Construction; Dutch Terms.

(a) Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

(b) In this Agreement, where it relates to a Dutch entity, a reference to:

“The Netherlands” refers to the part of the Kingdom of the Netherlands located in Europe (and all derivative terms, including “Dutch” shall be construed accordingly);

a “director” means a managing director (bestuurder) and “board of directors” means its managing board (bestuur);

“duly authorized” includes without limitation any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden);

any “proceeding under any bankruptcy or insolvency law”, “bankruptcy”, “insolvency”, “winding-up” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

“bankruptcy, insolvency, receivership or similar proceeding” or “liquidation proceeding” (or words of similar import) includes an application for moratorium (surseance van betaling) and the appointment of a receiver, liquidator, custodian, trustee includes the appointment of an administrator and that a moratorium has been granted (surseance verleend);

any procedure or step taken in connection with insolvency proceedings includes such Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

a “trustee” in any bankruptcy or insolvency proceeding or a “liquidator” includes a curator;

an “administrator” includes a bewindvoerder;

an “attachment” includes a beslag;

“gross negligence” means grove schuld;

“indemnify” means vrijwaren;

“negligence” means schuld;

“bad faith” means kwade trouw; and

“willful misconduct” means opzet.

1.3 Accounting Principles; Financial Terms.

(a) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Section 5.1.6(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 7.2 [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, provided that, until so amended, such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, all leases of any Person that are or would be characterized as operating leases in accordance with GAAP on the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases.

(b) All accounting and other financial terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting or other financial term used in Section 7.2 [Negative Covenants]) shall, notwithstanding anything in this Agreement to the contrary, for periods ending after December 31, 2018 if the MSACL Excluded Subsidiary Certificate shall have been delivered on or prior to January 1, 2019, be deemed to refer to the consolidated accounts of the Company and its consolidated subsidiaries, after giving effect to appropriate reconciliations reflecting the adjustments necessary (as determined by the Administrative Agent in its sole discretion) to eliminate the accounts of the MSACL Company Group; provided that, for purposes of calculating Consolidated EBITDA for the fiscal quarters ending March 31, 2019, June 30, 2019 and September 30, 2019, the portion of Consolidated EBITDA attributable to the accounts of the MSACL Company Group shall be deemed to be $6,249,000.00, $4,166,000.00, and $2,083,000.00, respectively.

1.4 Currency Calculations.

All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies, Alternate Currencies and other non-Dollar currencies shall be converted to Dollars on a weighted average basis in accordance with GAAP.

1.5 Designation of the US Borrower as Borrower Representative.

For purposes of this Agreement and the other Loan Documents, each Borrower (i) authorizes the US Borrower to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement and any other Loan Document for the benefit of such Borrower and (ii) authorizes the Administrative Agent and each Lender to treat such requests, notices, certificates or consents given or made by the US Borrower to have been made, given or furnished by the applicable Borrower for purposes of this Agreement and any other Loan Document. Any request, notice, certificate, or consent required to be given by or to the Borrowers shall be satisfied if the request, notice, certificate or consent is given to or by the US Borrower, whether or not specifying to be given to or by the US Borrower on behalf of any other Borrower. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the US Borrower pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, each Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by the US Borrower shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as if the same had been made directly by each Borrower. In accordance with the foregoing, the term “Borrower Representative” as used in any Loan Document shall be deemed to refer to the US Borrower acting in the capacity set forth in this Section 1.5.

1.6 Successor LIBOR Rate Index.

If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 3.4.1 [Unascertainable] have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 3.4.1 [Unascertainable] have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated syndicated loans in the U.S. market, then the Administrative Agent may (in consultation with the Borrowers) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

The Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.1 [Modifications, Amendments or Waivers], such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the fifth (5th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such fifth (5th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated syndicated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

Until an amendment reflecting a new replacement index in accordance with this Section 1.6 [Successor LIBOR Rate Index] is effective, each advance, conversion and renewal of a Loan under the LIBOR Rate Option will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans as to which the LIBOR Rate Option would otherwise apply shall automatically be converted to the Base Rate Option (and, in the case of Loans in any Optional Currency, such Loans shall be redenominated into Loans in Dollars at the Base Rate Option) until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

2 REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit and Swing Loan Commitments.

2.1.1 Revolving Credit Loans; Optional Currency Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Revolving Credit Loan (i) the aggregate Dollar Equivalent amount of all Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, (iv) the aggregate Dollar Equivalent amount of all Revolving Credit Loans made to the Foreign Borrowers shall not exceed the Foreign Borrower Sublimit, and (v) the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Optional Currency (each an “Optional Currency Loan”) plus the aggregate Dollar Equivalent amount of all Letter of Credit Obligations denominated in Alternate Currency shall not exceed $300,000,000.00 (the “Optional Currency Sublimit”). Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

2.1.2 Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the US Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $60,000,000.00 (the “Swing Loan Commitment”), provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the US Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loans].

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5.1 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender, according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and, provided, further, that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date in Dollars.

2.4 Termination or Reduction of Revolving Credit Commitments.

The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $25,000,000.00, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 [Termination or Reduction of Revolving Credit Commitments] shall be irrevocable.

2.5 Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1 Revolving Credit Loan Requests.

Except as otherwise provided herein, a Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the LIBOR Rate Option applies or the date of conversion to or the renewal of the LIBOR Rate Option for any Loans in Dollars; (ii) not later than 10:00 a.m., four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of renewal of the LIBOR Rate Option for any Optional Currency Loan, and (iii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Revolving Credit Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Revolving Credit Loan Request shall be irrevocable and shall specify (A) the Borrower requesting the Revolving Loan, (B) proposed Borrowing Date, (C) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which amount shall be in integral multiples of $1,000,000.00 (or the Dollar Equivalent thereof) and not less than $5,000,000.00 (or the Dollar Equivalent thereof) for each Borrowing Tranche under the LIBOR Rate Option, and in integral multiples of $500,000.00 and not less than the lesser of $1,000,000.00 or the maximum amount available for each Borrowing Tranche under the Base Rate Option, (D) whether the LIBOR Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche, (E) the currency in which such Revolving Credit Loans shall be funded if the applicable Borrower elects the LIBOR Rate Option, and (F) in the case of a Borrowing Tranche to which the LIBOR Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

Notwithstanding the requirement under this Section 2.5.1 [Revolving Credit Loan Requests] that a Borrower deliver a Loan Request three (3) Business Days prior to a proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies, the Lenders agree that the Borrowers may deliver a Loan Request on the same Business Day as the proposed Borrowing Date with respect to a Revolving Credit Loan Request made on the Closing Date.

2.5.2 Swing Loan Requests.

Except as otherwise provided herein, the US Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 or a request by telephone immediately confirmed in writing by letter, facsimile or telex, in such form (each, a “Swing Loan Request”), it being understood that the

Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date and (ii) the principal amount of such Swing Loan, which shall be in integral multiples of $100,000.00 and not less than $500,000.00.

2.6 Increase in Revolving Credit Commitments.

2.6.1 Increasing Lenders and New Lenders.

The Borrowers may, at any time and from time to time after the Closing Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each, a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(i) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.

(ii) Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase after giving effect to such increase.

(iii) Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed $1,000,000,000.00.

(iv) Multiple Options. The Borrowers may request an increase pursuant to this Section 2.6 [Increase in Revolving Credit Commitments] up to three (3) times after the Closing Date during the term of this Agreement; provided, however, subject to the other terms of this Section 2.6 [Increase in Revolving Credit Commitments], each such increase shall be in an amount equal to or greater than $50,000,000.00 (or, if less, the difference of (a) $400,000,000.00 minus (b) the aggregate increases in the Revolving Credit Commitments theretofore requested).

(v) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(vi) Notes and Other Documents. The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and any prior Note issued to such Increasing Lender shall be deemed to be terminated and returned to the Borrowers), (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment and (3) an amendment or modification to this Agreement providing for such increased or additional Revolving Credit Commitments, to be executed by the Borrowers, the Administrative Agent and any Lenders (including any New Lender) agreeing to increase their existing Revolving Credit Commitment or extend a new Revolving Credit Commitment, as the case may be, along with such additional Loan Documents as shall be required by the Administrative Agent in its reasonable discretion.

(vii) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld.

(viii) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(ix) New Lenders; Joinder. Each New Lender shall execute a lender joinder in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

2.6.2 Treatment of Outstanding Loans.

2.6.2.1 Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Administrative Agent shall reallocate the outstanding Loans among the Lenders after giving effect to the increase and the new Revolving Credit Commitments, and the Borrowers shall be deemed to have repaid and re-borrowed all Loans then outstanding, subject to the Borrowers’ indemnity obligations under Section 4.10 [Indemnity]. Each of the Lenders shall participate in any Loans so reallocated or any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.6 [Increase in Revolving Credit Commitments].

2.6.2.2 Outstanding Letters of Credit; Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

2.7 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Repayment of Swing Loans.

2.7.1 Making Revolving Credit Loans.

The Administrative Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Revolving Credit Loan Request specifying the information provided by the applicable Borrower, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in Dollars or the requested Optional Currency to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the applicable Borrower in U.S. Dollars or the requested Optional Currency (as applicable) and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.7.3 [Presumptions by the Administrative Agent].

2.7.2 Making Swing Loans.

So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the US Borrower in U.S. Dollars in immediately available funds at the Principal Office prior to 2:00 p.m. on the Borrowing Date.

2.7.3 Presumptions by the Administrative Agent.

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.7.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Loans under the Base Rate

Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.7.4 Repayment of Revolving Credit Loans.

The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.7.5 Borrowings to Repay Swing Loans.

PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of the Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.7.5 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 2:00 p.m. on the next Business Day after the date the Lenders receive such notice from PNC.

2.7.6 Swing Loans Under Cash Management Agreements.

In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.7.2 [Making Swing Loans], without the requirement for a specific request from the US Borrower pursuant to Section 2.5.2 [Swing Loan Requests], PNC may make Swing Loans to the US Borrower in accordance with the provisions of the agreements between the US Borrower and PNC relating to the US Borrower’s deposit, sweep and other accounts at PNC and related arrangements and agreements regarding the management and investment of the US Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the US Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.7.6 [Swing Loans Under Cash Management Agreements] in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loans], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the US Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after PNC has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the US Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.7.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2 [Revolving Credit and Swing Loan Facilities].

2.8 Notes.

The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall, at the option of such Lender, be evidenced by a revolving credit Note and a swing loan Note dated the Closing Date payable to such Lender and its registered assigns in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.9 Use of Proceeds.

The proceeds of the Loans shall be used (i) to pay fees and expenses in connection with this transaction, (ii) to refinance Indebtedness outstanding under the Existing Credit Agreement as set forth in Section 10.14 [Amendment and Restatement], (iii) to pay in full and discharge the Notes issued pursuant to (and as defined in) the 2006 Note Purchase Agreement, (iv) to provide working capital, and (v) for general corporate purposes, including retirement or repayment of outstanding indebtedness, capital expenditures and Permitted Acquisitions.

2.10 Letter of Credit Subfacility.

2.10.1 Issuance of Letters of Credit.

The US Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”), which may be denominated in either Dollars or an Alternate Currency, on behalf of itself or another Loan Party or Subsidiary of any Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit or a Commercial Letter of Credit. Promptly after receipt of any Letter of Credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is

not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit and all time drafts drawn under any Commercial Letter of Credit shall in no event expire later than the Expiration Date (except that a Letter of Credit may expire up to one year beyond the Expiration Date if such Letter of Credit has been cash collateralized by the US Borrower in an amount equal to one hundred five percent (105.00%) of the face amount of such Letter of Credit on terms and conditions acceptable to the Administrative Agent and the Issuing Lender, each in its sole discretion, at least thirty (30) days prior to the Expiration Date) and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $50,000,000.00 (the “Letter of Credit Sublimit”), (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments, (iii) the Revolving Facility Usage for any individual Lender exceed such Lender’s Revolving Credit Commitment, (iv) the Foreign Revolving Facility Usage exceed the Foreign Borrower Sublimit, or (v) the aggregate Dollar Equivalent principal amount of Optional Currency Loans plus the aggregate Dollar Equivalent amount of all Letter of Credit Obligations denominated in Alternate Currency exceed the Optional Currency Sublimit. Each request by the US Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the US Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment. Each of the Existing Letters of Credit shall be deemed to have been issued hereunder on the Closing Date by PNC as the Issuing Lender. Each of the Existing Letters of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement.

Notwithstanding Section 2.10.1 [Issuance of Letters of Credit], no Issuing Lender shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

2.10.2 Letter of Credit Fees.

The US Borrower shall pay in Dollars or, at the Administrative Agent’s option, the Alternate Currency in which the applicable Letter of Credit is issued (a) (i) to the Administrative Agent for the ratable account of the Lenders a fee with respect to Standby Letters of Credit (the “Standby Letter of Credit Fee”) equal to the Applicable Standby Letter of Credit Fee Rate and (ii) to the Administrative Agent for the ratable account of the Lenders a fee with respect to Commercial Letters of Credit (the “Commercial Letter of Credit Fee”) equal to the Applicable Commercial Letter of Credit Fee Rate, and (b) to the Issuing Lender for its own account a fronting fee equal to one hundred twenty five thousandths of one percent (0.125%) per annum (in each case computed on the basis of a year of three hundred sixty (360) days and actual days elapsed), which fees shall, in each case, be computed on the daily average amount of the respective Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The US Borrower shall also pay in Dollars to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.10.3 Disbursements, Reimbursement.

Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.10.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the US Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the US Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon time on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the US Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the US Borrower shall be deemed to have requested that Revolving Credit Loans in the Dollar Equivalent amount of such drawing be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.10.3.1 [Disbursements, Reimbursements] may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.10.3.2 Each Lender shall upon any notice pursuant to Section 2.10.3.1 [Disbursements, Reimbursements] make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.10.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the US Borrower in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth (4th) day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.10.3.1 [Disbursements, Reimbursements] above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.10.3.2 [Disbursements, Reimbursements].

2.10.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the US Borrower in whole or in part as contemplated by Section 2.10.3.1 [Disbursements, Reimbursements], because of the US Borrower’s failure to satisfy the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the US Borrower shall be deemed to have incurred from the Issuing Lender a borrowing in Dollars (each a “Letter of Credit Borrowing”) in the amount of such drawing (or for drawings in an Alternate Currency, in the Dollar Equivalent amount of such drawing). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.10.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.10.3.3 [Disbursements, Reimbursements].

2.10.4 Repayment of Participation Advances.

2.10.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the US Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.10.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.10.4.2 [Repayment of Participation Advances] in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.

2.10.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.10.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.10.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.10.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the US Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, any Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1.1 [Revolving Credit and Swing Loan Commitments], Section 2.5.1 [Revolving Credit Loan Requests; Swing Loan Requests], Section 2.7.1 [Making Revolving Credit Loans] or Section 6.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.10.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.10.7 [Nature of Participation and Reimbursement Obligations], constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ Obligations hereunder.

2.10.8 Indemnity.

The Loan Parties hereby agree to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.10.9 Liability for Acts and Omissions.

As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or any of its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates’ rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant Loan Party for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to any Borrower or any Lender.

2.10.10 Issuing Lender Reporting Requirements.

Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and the Borrowers a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the applicable Alternate Currency if not in Dollars, and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.11 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(A) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the US Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the US Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (A) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(C) if the US Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (B) above, the US Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(D) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.10.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(E) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.10.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100.00% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the US Borrower in accordance with Section 2.11(iii) [Defaulting Lenders], and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.11(iii)(A) [Defaulting Lenders] (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the US Borrower, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

2.12 Utilization of Commitments in Optional Currencies.

2.12.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments and the Foreign Revolving Facility Usage, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Alternate Currency as of the requested Borrowing Date or date of issuance thereof, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Alternate Currency as of the last Business Day of each month, (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period and (iv) any Revolving Credit Loan, Letter of Credit Obligation, fee, payment or other obligation under this Agreement or any other Loan Document on any date on which the Administrative Agent reasonably determines it is necessary or advisable to make such computation in its sole discretion (each such date under clauses (i) through (iv) is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the applicable Borrower, each Revolving Credit Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.12.2 Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans.

The Lenders shall be under no obligation to make the Revolving Credit Loans requested by a Borrower which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its Ratable Share of such Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the applicable Borrower no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same and the Lenders shall not make such Revolving Credit Loans requested by the applicable Borrower under its Revolving Credit Loan Request.

2.12.3 Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the LIBOR Rate Option.

If a Borrower delivers a Revolving Credit Loan Request requesting that the Lenders renew the LIBOR Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such LIBOR Rate Option if any Lender delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the applicable Borrower no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit

Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same. If the Administrative Agent shall have so notified a Borrower that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or LIBOR Rate Option, at the applicable Borrower’s option (subject, in the case of the LIBOR Rate Option, to compliance with Section 2.7.1 [Making Revolving Credit Loans, Etc.] and Section 3.1[Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the applicable Borrower and the Lenders of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in an Optional Currency as of the applicable Computation Date with respect thereto and such Lender’s Ratable Share thereof.

2.12.4 European Monetary Union.

(i) Payments In Euro Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any Official Body of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the US Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(ii) Additional Compensation Under Certain Circumstances. Each Borrower agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowers and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(iii) Requests for Additional Optional Currencies. The US Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made and Letters of Credit permitted to be issued in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided (A) such written request must be delivered to the

Administrative Agent not later than (i) four (4) Business Days prior to the date on which the Borrowers intend to request a Revolving Credit Loan denominated in the new currency, or (ii) five (5) Business Days on which the Loan Parties intend a Letter of Credit to be issued in the new currency, and (B) that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders or the Issuing Lender, as applicable, in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders or the Issuing Lender, as applicable, of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent and each of the Lenders or the Issuing Lender, as applicable, of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders or the Issuing Lender, as applicable, approve of the Borrowers’ request.

2.12.5 Non-Public Lender.

Any Loan extended to or for the account of MSA Netherlands or any Designated Foreign Borrower incorporated in The Netherlands shall at all times be provided by a Lender that is a Non-Public Lender.

2.13 Designated Lenders.

Notwithstanding anything herein to the contrary, each of the Administrative Agent, the Issuing Lender and each other Lender at its option may make any Loan or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Loan in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, all provisions applicable to a Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender. For purposes of this Section 2.13, “Lending Office” shall mean, as to the Administrative Agent, the Issuing Bank or any other Lender, the office or offices of such Person described as such in such Person’s administrative questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

2.14 Illegality.

If, in any applicable jurisdiction, the Administrative Agent, the Issuing Lender, any other Lender or its applicable Designated Lender determines that any Law has made it unlawful, or that any Official Body has asserted that it is unlawful, for the Administrative Agent, the Issuing Lender, any other Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) fund or maintain its participation in any Loan, or (iii) issue, make, maintain, fund or charge interest with respect to any Loan or other extension of credit hereunder to any Foreign Borrower, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrowers, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan or other extension of credit hereunder shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrowers or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

2.15 Designated Foreign Borrowers.

The Company may at any time, upon not less than thirty (30) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion), designate one or more wholly-owned Subsidiaries of the Company organized under the laws of the United Kingdom, The Netherlands or, with the consent of the Lenders, any other non-U.S. jurisdiction (each, an “Applicant Foreign Borrower”), as a Designated Foreign Borrower by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.15(1) (a “Designated Foreign Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Foreign Borrower becoming entitled to become a Designated Foreign Borrower, the Administrative Agent and the Lenders shall have received (i) a duly executed Guaranty Agreement or Guarantor Joinder, Notes duly executed by such Designated Foreign Borrower to the extent any Lenders so require and each other document in the form described in Section 6.1 [First Loans and Letters of Credit] modified as appropriate to relate to such Designated Foreign Borrower, together with such other documents or information, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion, (ii) within ten (10) Business Days prior to the Applicant Foreign Borrower becoming a Designated Foreign Borrower, an executed Certificate of Beneficial Ownership for each Applicant Foreign Borrower that is a Legal Entity Customer and such other documentation and information with respect to such Applicant Foreign Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (iii) if the Applicant Foreign Borrower is organized or incorporated in or under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, any jurisdiction other than a jurisdiction in or under the laws of which at least one of the then-existing Foreign Borrowers is organized or incorporated on the date such Designated Foreign Borrower Request and Assumption Agreement is delivered to the Administrative Agent, an amendment of this Agreement and the other Loan Documents to include such Subsidiary as a Foreign Borrower hereunder, which amendment must be as mutually agreed by the Administrative Agent, the Borrowers, the applicable Applicant Foreign Borrower and the Required Lenders (subject, for the avoidance of doubt, to approval of the Applicant Foreign Borrower by all Lenders). Promptly following receipt of all such documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.15(2) (a “Designated Foreign Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Foreign Borrower shall constitute a Designated Foreign Borrower for purposes hereof, whereupon such Designated Foreign Borrower shall be permitted to receive Loans hereunder, on the terms and conditions set forth herein, and shall be a Foreign Borrower for all purposes of this Agreement, subject to the modifications for such Designated Foreign Borrower as set forth in this Section 2.15 [Designated Foreign Borrowers].

3 INTEREST RATES

3.1 Interest Rate Options.

The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of (a) Loans denominated in Dollars as selected by it from the Base Rate Option or LIBOR Rate Option set forth in Section 3.1.1(i) [Revolving Credit Base Rate Option] or Section 3.1.1(ii) [Revolving Credit LIBOR Rate Option], and (b) Optional Currency Loans pursuant to the LIBOR Rate Option set forth in Section 3.1.1(ii) [Revolving Credit LIBOR Rate Option]; it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than twelve (12) Borrowing Tranches in the aggregate among all of the Loans (including a Borrowing Tranche to which the Base Rate Option Applies); and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option as to Loans advanced in Dollars and to Loans bearing interest at the Overnight Rate plus the Applicable Margin for LIBOR Rate Loans as to any Loans advanced in an Optional Currency, subject to the obligation of the Borrowers to pay any indemnity under Section 4.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrowers in such Optional Currency. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrowers shall not be required to pay, and the Lenders shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Lenders may have received hereunder shall be, at the option of the Required Lenders, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) the Borrowers shall have no action against the Administrative Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest (other than to enforce this Section 3.1 [Interest Rate Options]).

3.1.1 Revolving Credit Interest Rate Options.

The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans denominated in Dollars and Optional Currency Loans, as applicable:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum applicable to Loans denominated in Dollars (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit LIBOR Rate Option: A rate per annum applicable to Loans denominated in Dollars and Optional Currency Loans (computed on the basis of (a) in the case of Loans denominated in Dollars and Euro, a year of three hundred sixty (360) days and actual days elapsed, (b) in the case of Loans denominated in British Pounds Sterling, a year of three hundred sixty-five (365) days and actual days elapsed, and (c) in the case of Loans denominated in Australian Dollars, a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

3.1.2 Swing Loan Interest Rate.

Each Swing Loan shall bear interest at a rate per annum equal to (i) the Base Rate (computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed) plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate, (ii) an interest rate per annum (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) as agreed to by PNC and US Borrower from time to time, or (iii) if applicable, at the applicable rate set forth in any Cash Management Agreement.

3.1.3 Rate Quotations.

Any Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2 Interest Periods.

At any time when a Borrower shall select, convert to or renew a LIBOR Rate Option, such Borrower shall notify the Administrative Agent thereof by delivering the appropriate Loan Request to the Administrative Agent (i) at least three (3) Business Days prior to the effective date of such LIBOR Rate Option with respect to a Loan denominated in Dollars, and (ii) at least four (4) Business Days prior to the effective date of such LIBOR Rate Option with respect to an Optional Currency Loan. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

3.2.1 Amount of Borrowing Tranche.

Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $1,000,000.00 and not less than $5,000,000.00 (or in each case, the Dollar Equivalent thereof); and

3.2.2 Renewals.

In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.2.3 No Conversion of Optional Currency Loans.

Notwithstanding anything to the contrary herein, no Optional Currency Loan may be converted into a Loan with a different Interest Rate Option or a Loan denominated in a different currency unless otherwise permitted herein.

3.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

3.3.1 Interest Rate.

The rate of interest for each Loan otherwise applicable pursuant to Section 3.1 [Interest Rate Options] shall be increased by two percent (2.00%) per annum;

3.3.2 Letter of Credit Fees.

The Letter of Credit Fees otherwise applicable pursuant to Section 2.10.2 [Letter of Credit Fees], shall be increased by two percent (2.00%) per annum;

3.3.3 Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2.00%) per annum from the time such Obligation becomes due and payable and until it is Paid in Full; and

3.3.4 Acknowledgment.

The Borrowers acknowledge that the increase in rates referred to in this Section 3.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

3.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1 Unascertainable.

If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii) a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the LIBOR Rate,

then, in the case of clauses (i) and (ii) above, the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency, as applicable, for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the Relevant Interbank Market, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.3 Administrative Agent’s and Lender’s Rights.

In the case of any event specified in Section 3.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a LIBOR Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 3.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of the selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 4.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars or (ii) prepay such Loan in accordance with Section 4.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5 Selection of Interest Rate Options.

If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the applicable Borrower shall be deemed to have selected a one-month Interest Period under the LIBOR Rate Option commencing upon the last day of the existing Interest Period.

4 PAYMENTS

4.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders, as applicable, in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Revolving Credit Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made (subject to the Borrowers’ indemnity obligations under Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]) and all Reimbursement Obligations with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Alternate Currency) in which such Letter of Credit was issued.

4.2 Pro Rata Treatment of Lenders.

Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrowers hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [LIBOR Rate Unascertainable; Etc.], Section 4.6.2 [Replacement of a Lender] or 4.8 [Increased Costs; Indemnity]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or pre-payment by the US Borrower of principal, interest, fees or other amounts from the US Borrower with respect to Swing Loans shall be made by or to PNC according to Article 2 [Revolving Credit and Swing Loan Facilities].

4.3 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 4.3 [Sharing of Payments by Lenders] shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 4.3 [Sharing of Payments by Lenders] shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

4.4 Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.5 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 4.7 [Mandatory Prepayments for Currency Fluctuations] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

4.6 Voluntary Prepayments.

4.6.1 Right to Prepay.

The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.6.2 [Replacement of a Lender] below or in Section 4.8 [Increased Costs] and Section 4.10 [Indemnity]. Whenever the Borrowers desire to prepay any part of the Loans, the Borrowers shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars and at least four (4) Business Days prior to the date of prepayment of any Optional Currency Loans or no later than 11:00 a.m. on the date of prepayment of Swing Loans, setting forth the following information:

(u) the applicable Borrower making the prepayment;

(v) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(w) the currency in which such prepayment shall be made;

(x) if such prepayment is to be made in Dollars, a statement indicating the application of the prepayment between the Swing Loans (if the applicable Borrower is the US Borrower) and the Revolving Credit Loans;

(y) if such prepayment is to be made in Dollars, a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z) the total principal amount of such prepayment, which (i) with respect to Revolving Credit Loans shall be in integral multiples of $1,000,000.00 and not less than $5,000,000.00 (or in each case, the Dollar Equivalent thereof) for each Borrowing Tranche to which the LIBOR Rate Option applies and in integral multiples of $1,000,000.00 and not less than the lesser of $5,000,000.00 or the outstanding principal amount of Revolving Credit Loans to which the Base Rate Option applies and (ii) with respect to Swing Loans, in integral multiples of $100,000.00 and not less than the lesser of $500,000.00 or the outstanding principal amount of the Swing Loans.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights], if a Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Revolving Credit Loans to which the Base Rate Option applies, then to Revolving Credit Loans which are not Optional Currency Loans to which the LIBOR Rate Option applies, then to Optional Currency Loans, then to Swing Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 4.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

4.6.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 3.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 4.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 4.9 [US Taxes] or Section 4.14 [UK and Dutch Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 10.1 [Modifications, Amendments or Waivers] then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.9 [US Taxes] or Section 4.14 [UK and Dutch Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.6.3 Designation of a Different Lending Office.

If any Lender requests compensation under Section 4.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 4.9 [US Taxes] or Section 4.14 [UK and Dutch Taxes], then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.8 [Increased Costs] or Section 4.9 [US Taxes] or Section 4.14 [UK and Dutch Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

4.7 Mandatory Prepayments for Currency Fluctuations.

If on any Computation Date, the aggregate Dollar Equivalent amount of Optional Currency Loans exceeds one hundred five percent (105.00%) of the Optional Currency Sublimit as a result of a change in the exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Sections 4.8 [Increased Costs] and Section 4.10 [Indemnity]) the Optional Currency Loans within one (1) Business Day after receiving such notice in an amount such that the aggregate Dollar Equivalent amount of Optional Currency Loans shall not exceed the Optional Currency Sublimit after giving effect to such payments or prepayments. Notwithstanding the foregoing, if on any Computation Date (i) the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Sections 4.8 [Increased Costs] and Section 4.10 [Indemnity]) within one (1) Business Day after receiving such notice in an amount such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments or (ii) the Foreign Revolving Facility Usage is equal to or greater than the Foreign Borrower Sublimit as a result of a change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall pay or prepay (subject to the Borrowers’ indemnity obligations under Sections 4.8 [Increased Costs] and Section 4.10 [Indemnity]) within one (1) Business Day after receiving such notice in an amount such that the Foreign Revolving Facility Usage shall not exceed the Foreign Borrower Sublimit after giving effect to such payments and prepayments. All prepayments required pursuant to the immediately preceding sentence shall first be applied among the Interest Rate Options to the principal amount of the Revolving Credit Loans subject to the Base Rate Option, then to Revolving Credit Loans denominated in Dollars and subject to a LIBOR Rate Option, then to Optional Currency Loans.

4.8 Increased Costs.

4.8.1 Increased Costs Generally.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) United Kingdom withholding tax where the relevant Lender is not a UK Treaty Lender and has not declared to the Borrower that is entitled to receive payments free of United Kingdom withholding tax under United Kingdom domestic law or H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under s931 ITA) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

4.8.2 Capital Requirements.

If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

4.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

Each Recipient agrees that any claim made for amounts payable under this Section 4.8 [Increased Costs] shall be determined by such Recipient in good faith (and not on an arbitrary or capricious basis). A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 4.8.1 [Increased Costs Generally] or 4.8.2 [Capital Requirements] and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

4.8.4 Delay in Requests.

Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 4.8 [Increased Costs] shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 4.8 [Increased Costs] for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.9 US Taxes.

4.9.1 Defined Terms and Application.

For purposes of this Section 4.9 [US Taxes], the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA. This Section 4.9 shall not apply in any way in respect of any UK Loan Parties or Dutch Loan Parties. The obligations of the parties in respect of any Tax that is required by the United Kingdom to be withheld from a payment of interest by any UK Loan Party shall be determined exclusively in accordance with Section 4.14 [UK and Dutch Taxes].

4.9.2 Payments Free of Taxes.

Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.9 [US Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

4.9.3 Payment of Other Taxes by the Loan Parties.

The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

4.9.4 Indemnification by the Loan Parties.

The Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.9 [US Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

4.9.5 Indemnification by the Lenders.

Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.9.5 [Indemnification by the Lenders].

4.9.6 Evidence of Payments.

As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 4.9 [US Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

4.9.7 Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 4.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.9.7(B) or Exhibit 4.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.9.7(D) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

4.9.8 Treatment of Certain Refunds.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.9 [US Taxes] (including by the payment of additional amounts pursuant to this Section 4.9 [US Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.9 [US Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

4.9.9 Survival.

Each party’s obligations under this Section 4.9 [US Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

4.10 Indemnity.

In addition to the compensation or payments required by Section 4.8 [Increased Costs], Section 4.9 [US Taxes], or Section 4.14 [UK and Dutch Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (excluding any anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by a Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments], or

(iii) default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of a Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender thirty (30) days after such notice is given.

4.11 Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the US Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loans] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the US Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

4.12 Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

4.13 Indemnity in Certain Events.

The obligation of the Borrowers in respect of any sum due from any Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

4.14 UK and Dutch Taxes.

4.14.1 Application. Section 4.9 of this Agreement shall not apply and, with the exception of Section 4.14.7 [VAT] which shall also apply in respect of Loan Parties that are not UK Loan Parties or Dutch Loan Parties, this Section 4.14, Section 4.15, and Section 4.16 shall only apply, in respect of Loans made to a Dutch Loan Party or a UK Loan Party or in respect of any Loan Party (other than a US Loan Party which shall be subject to Section 4.9) required to make payments for or on account of any Dutch Loan Party or UK Loan Party. In this Section 4.14, references to “Lender” include the Issuing Lender and a reference to “determines” or “determined” means, unless a contrary indication appears, a determination made in the absolute discretion of the person making the determination.

4.14.2 Tax Gross-Up.

(i) Each Dutch Loan Party and each UK Loan Party shall make all payments to be made by it to a Recipient without any Tax Deduction, unless a Tax Deduction is required by law.

(ii) Each Dutch Loan Party and each UK Loan Party shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the relevant Dutch Loan Party or UK Loan Party, as the case may be.

(iii) If a Tax Deduction is required by law to be made by a Dutch Loan Party or a UK Loan Party, the amount of the payment due from that Dutch Loan Party or UK Loan Party, as the case may be shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) A Dutch Loan Party or a UK Loan Party is not required to make an increased payment under Section 4.14.2(iii) for a Tax Deduction in respect of Tax imposed by The Netherlands from a payment of interest on a Loan to a Dutch Loan Party or, as the case may be, by the United Kingdom from a payment of interest on a Loan to a UK Loan Party, if on the date on which the payment falls due: (A) the payment could have been made to the relevant Lender without a Tax Deduction if it had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; (B) the relevant Lender is a Treaty Lender and the relevant Dutch Loan Party or UK Loan Party (as applicable) is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 4.14.2(vii) or 4.14.2(viii) (as applicable); (C) the relevant Lender is a Qualifying UK Lender solely by virtue of paragraph (b) of the definition of Qualifying UK Lender and (x) an officer of H.M. Revenue & Customs has given (and not revoked) a Direction under s931 ITA which relates to the payment and that Lender has received from the UK Loan Party a certified copy of that Direction and (y) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or (D) the relevant Lender is a Qualifying UK Lender solely by virtue of paragraph (b) of the definition of Qualifying UK Lender and (x) the relevant Lender has not given a Tax Confirmation to the UK Loan Party and (y) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the UK Loan Party, on the basis that the Tax Confirmation would have enabled the UK Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of s930 ITA.

(v) If a UK Loan Party or a Dutch Loan Party is required to make a Tax Deduction, that UK Loan Party or Dutch Loan Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the UK Loan Party or Dutch Loan Party making that Tax Deduction shall deliver to the Administrative Agent for the Recipient entitled to the payment either a statement under s975 ITA, in the case of a UK Loan Party, or other evidence reasonably satisfactory to that Recipient, that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) (A) Subject to part (B) below, a Treaty Lender and each UK Loan Party or Dutch Loan Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the UK Loan Party or Dutch Loan Party, as the case may be, to obtain authorisation to make that payment without a Tax Deduction; (B)(1) a UK Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement in respect of any advance to a UK Loan Party, shall confirm its scheme reference number and its jurisdiction of Tax residence opposite its name in Schedule 1.1(B); and (2) a Lender that is a UK Treaty Lender which becomes a party after the day on which this Agreement is entered into that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement in respect of any advance to a UK Loan Party, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment which it executes, and, in the case of (1) and (2) above, having done so, that Lender shall be under no obligation pursuant to part (A) above.

(viii) If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (vii) above and a UK Loan Party making a payment to that Lender has made a UK DTTP Filing in respect of that Lender but: (A) that UK DTTP Filing has been rejected by HM Revenue & Customs; or (B) HM Revenue & Customs has not given that UK Loan Party authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the UK DTTP Filing, and in each case, that UK Loan Party has notified that Lender in writing, that Lender and that UK Loan Party shall co-operate in completing any additional procedural formalities necessary for that UK Loan Party to obtain authorisation to make that payment without a Tax Deduction.

(ix) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (vii) above no UK Loan Party shall make a UK DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Revolving Credit Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(x) A UK Loan Party shall, promptly on making a UK DTTP Filing, deliver a copy of that UK DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

4.14.3 Tax Indemnity.

(i) Each UK Loan Party and each Dutch Loan Party shall (within three Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Loan Document.

(ii) Section 4.14.3(i) shall not apply: (A) with respect to any Tax assessed on a Lender: (x) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for Tax purposes or as having a permanent establishment for Tax purposes; or (y) under the law of the jurisdiction in which that Lender’s facility office is located in respect of amounts received or receivable in that jurisdiction, in each case, if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Lender; (B) to the extent a loss, liability or cost: (x) is compensated for by an increased payment under Section 4.14.2(iii); or (y) would have been compensated for by an increased payment under Section 4.14.2(iii) but was not so compensated solely because one of the exclusions in Section 4.14.2(iv) applied; or (C) in respect of any FATCA Deduction.

(iii) A Protected Party making, or intending to make a claim under Section 4.14.3(i) shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Dutch Loan Party or the UK Loan Party, as applicable.

(iv) A Protected Party shall, on receiving a payment from a Loan Party under this Section 4.14.3, notify the Administrative Agent.

4.14.4 Tax Credit.

If a UK Loan Party or a Dutch Loan Party makes a Tax Payment and the relevant Recipient determines that (i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and (ii) that Recipient has obtained, utilised and retained that Tax Credit, the Recipient shall pay an amount to the relevant Dutch Loan Party or UK Loan Party, as the case may be, which that Recipient determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the relevant Dutch Loan Party or UK Loan Party, as the case may be.

4.14.5 Status Confirmation.

Each Lender to a Dutch Loan Party or a UK Loan Party that becomes a party to this Agreement on the day this Agreement is entered into confirms on such date that it is a Qualifying Lender. A UK Non-Bank Lender which becomes a party on the day this Agreement is entered into gives a Tax Confirmation by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the UK Loan Party and the Agent if there is any change in the position from that set out in the Tax Confirmation. Each Lender to a Dutch Loan Party or a UK Loan Party which becomes a party to this Agreement after the date of this Agreement shall indicate, in the Assignment which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Dutch Loan Party or UK Loan Party, which of the following categories it falls in: (i) not a Qualifying Lender; (ii) a Qualifying Dutch Lender (other than a Dutch Treaty Lender), (iii) a Qualifying UK Lender (other than a UK Non-Bank Lender or a UK Treaty Lender); (iv) a UK Non-Bank Lender; (v) a Dutch Treaty Lender or (vi) a UK Treaty Lender. If any such Lender fails to indicate its status in accordance with this Section

4.14.5, then such Lender shall be treated for the purposes of this Agreement (including by each Dutch Loan Party or UK Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Dutch Loan Party or the UK Loan Party, as applicable). For the avoidance of doubt, an Assignment shall not be invalidated by any failure of a Lender to comply with this Section 4.14.5.

4.14.6 Stamp Taxes.

Each Dutch Loan Party and each UK Loan Party shall pay and, within three Business Days of demand, indemnify each Recipient and the Administrative Agent against any cost, loss or liability that Recipient or the Administrative Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

4.14.7 VAT.

(i) All amounts expressed to be payable under a Loan Document by any party to a Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 4.14.7(ii), if VAT is or becomes chargeable on any supply made by any Recipient to any party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT or, if later, on presentation of an appropriate VAT invoice by such Recipient.

(ii) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Supply Recipient”) under a Loan Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this Section 4.14.7(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 4.14.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 of the United Kingdom or equivalent non-UK law).

(v) In relation to any supply made by a Recipient to any party under a Loan Document, if reasonably requested by such Recipient, that party must promptly provide such Recipient with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

4.15 FATCA Information.

(i) Subject to Section 4.15(i)(B) below, in respect of Loans made to a Dutch Loan Party, a UK Loan Party or a Designated Foreign Borrower or in respect of any Loan Party (other than a US Loan Party which shall be subject to Section 4.9), each party to such Loan shall, within 10 Business Days of a reasonable request by a Dutch Loan Party, a UK Loan Party or a Designated Foreign Borrower, or the Administrative Agent:

(A) confirm to such Dutch Loan Party, UK Loan Party, Designated Foreign Borrower or the Administrative Agent, as applicable, whether it is:

(i) a FATCA Exempt Party; or

(ii) not a FATCA Exempt Party;

(B) supply to such Dutch Loan Party, UK Loan Party, Designated Foreign Borrower or the Administrative Agent, as applicable, such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA or for the purposes of complying with a request in respect of (a); and

(C) supply to such Dutch Loan Party, UK Loan Party, Designated Foreign Borrower or the Administrative Agent, as applicable, such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(ii) If a party confirms to a Dutch Loan Party, UK Loan Party, Designated Foreign Borrower or the Administrative Agent pursuant to Section 4.15(i)(A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(iii) Section 4.15 shall not oblige any Recipient to do anything, and Section 4.15 shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(A) any law or regulation;

(B) any fiduciary duty; or

(C) any duty of confidentiality.

(iv) If a party subject to Section 4.15(i)(A)(i) above fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Section 4.15(i)A) or 4.15(i)(B) above (including, for the avoidance of doubt, where Section 4.15(iii) above applies), then such party shall be treated for the purposes of payments for or on account of any Dutch Loan Party, UK Loan Party or Designated Foreign Borrower under the Loan Documents as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(v) Each Lender in respect of a Dutch Loan Party, a UK Loan Party or a Designated Foreign Borrower shall, within 10 Business Days of the date of request from the Administrative Agent, supply to the Administrative Agent:

(A) a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B) any withholding statement or other document, authorisation or waiver as the Administrative Agent may require to certify or establish the status of such Lender under FATCA.

(vi) The Administrative Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Section 4.15(v) above to the Dutch Loan Party, UK Loan Party or Designated Foreign Borrower, as applicable.

(vii) If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Administrative Agent by a Lender pursuant to Section 4.15(v) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Administrative Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Administrative Agent). The Administrative Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Dutch Loan Party, UK Loan Party or Designated Foreign Borrower, as applicable.

(viii) The Administrative Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Section 4.15(v) above without further verification. The Administrative Agent shall not be liable for any action taken by it under or in connection with Sections 4.15(v), 4.15(vi) and 4.15(vii) above.

(ix) Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with Sections 4.15(i), 4.15(v) or 4.15(vii) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Administrative Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Administrative Agent, within three Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Administrative Agent (including any related interest and penalties) in acting as Administrative Agent under the Loan Documents as a result of such failure.

4.16 FATCA Deduction.

(i) Each Dutch Loan Party, each UK Loan Party, each Designated Foreign Borrower and the Administrative Agent may make any FATCA Deduction it is required to make by FATCA in respect of any payments for or on account of any Dutch Loan Party, UK Loan Party or Designated Foreign Borrower, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii) Each Dutch Loan Party, each UK Loan Party, each Designated Foreign Borrower and the Administrative Agent shall promptly, upon becoming aware that it must make a FATCA Deduction under Section 4.16(i) (or that there is any change in the rate or the basis of such FATCA Deduction), and in any event at least three Business Days prior to making such FATCA Deduction, notify the party to whom it is making the payment and, on or prior to the day on which it notifies that party, shall also notify the Administrative Agent.

5 REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

5.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.

Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) except where the failure to do so would not constitute a Material Adverse Change, is duly licensed or qualified and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (iv) has full power to enter into, execute, deliver and carry out this Agreement, the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party and the 2010 Note Purchase Agreement, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (including Environmental Laws) applicable to it except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and except for such defects in title as could not reasonably be expected to constitute a Material Adverse Change. No Event of Default or Potential Default exists or is continuing.

5.1.2 Subsidiaries and Owners; Investment Companies.

Schedule 5.1.2 states, as of the Closing Date (i) the name of each of the Company’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in each such Subsidiary, the amount, percentage and type of such equity interest, and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (iii). The Company and each Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens or, in the case of any Foreign Subsidiary, any restriction imposed by local Law) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

5.1.3 Validity and Binding Effect.

This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by the applicable Loan Party or Loan Parties party thereto, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

5.1.4 No Conflict; Material Agreements; Consents.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (i) contravene or breach any of the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party, (ii) contravene or violate any Law to which any Loan Party or any of its Subsidiaries is subject or (iii) constitute a default under or result in a breach of any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property of any Loan Party or any of its Subsidiaries. There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those obtained and in full force and effect.

5.1.5 Litigation.

Except as disclosed in the Company’s Annual Reports or Quarterly Reports filed with the Securities and Exchange Commission prior to the Closing Date, which documents are filed for public availability on the EDGAR website, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in a Material Adverse Change.

5.1.6 Financial Statements.

(i) Historical Statements. The Company has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2017 (such annual statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Company’s management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to the absence of footnotes required by GAAP and normal year-end audit adjustments.

(ii) Financial Projections. The Company has delivered to the Administrative Agent projected pro forma consolidated financial statements of the Company for the period from the Closing Date through December 31, 2021 derived from various assumptions of the Company’s management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties’ management, it being understood that (i) such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and (ii) no assurance can be given that any particular financial projections will be realized, actual results during the period(s) covered by any such projections may differ from the projected results, and such differences may be material.

(iii) Absence of Material Adverse Change. Since December 31, 2017, no Material Adverse Change has occurred.

5.1.7 Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than twenty five percent (25.00%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

5.1.8 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith (other than the Projections and information of a general and economic nature or industry-specific nature), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

5.1.9 Taxes.

All federal, state, local and other material income tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.1.10 Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.1.11 Insurance.

The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary, subject to customary deductibles and self-insurance retention programs, in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

5.1.12 ERISA Compliance.

(i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii) Except as disclosed in Schedule 5.1.12, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (c) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (e) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(iii) Each Foreign Plan is duly registered under all applicable Laws which require registration and are approved for tax purposes by the relevant tax authorities in the jurisdiction in which such Foreign Plans are registered. Each Loan Party and any Subsidiary thereof have complied with and performed all of its obligations under and in respect of the Foreign Plans under the terms thereof, any funding agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations) except to the extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Laws except to the extent the failure to do so, either individually or in the agreement, would not reasonably be expected to have a Material Adverse Change. There are no outstanding actions or suits concerning the assets of the Foreign Plans. Each of the Foreign Plans is fully funded on an ongoing basis (using actuarial methods and assumptions as of the date of the valuations last filed with the applicable Official Bodies and that are consistent with generally accepted actuarial principles).

(iv) With respect to each Foreign Plan, (a) none of the Borrowers, any Subsidiary of a Borrower or any Loan Party or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject any Borrower, any Subsidiary of a Borrower or any Loan Party, directly or indirectly, to any tax or civil penalty, and (b) no Foreign Benefit Event has occurred and no Borrower, no Subsidiary of a Borrower or any Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Foreign Benefit Event.

5.1.13 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and the Lenders for each Borrower that is a Legal Entity Customer on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is a Loan Document.

5.1.14 Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreements and each of the other Loan Documents to which any Loan Party is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens.

5.1.15 Solvency.

Before and after giving effect to the initial Loans hereunder, the Loan Parties, taken as a whole, are Solvent.

5.1.16 Anti-Terrorism Laws.

(i) No Covered Entity is a Sanctioned Person, (ii) no Covered Entity, either in its own right or, to its knowledge, through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law and (iii) the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Terrorism Laws and applicable sanctions in all material respects.

5.1.17 Central Administration, COMI.

For the purposes of the European Insolvency Regulation, each Loan Party’s administrative centre and centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) is situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(10) of the European Insolvency Regulation) in any other jurisdiction. No Loan Party incorporated under the laws of The Netherlands has a permanent establishment (vaste inrichting) (as that term is used in Dutch fiscal legislation) in a jurisdiction other than its jurisdiction of organization.

6 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

6.1 First Loans and Letters of Credit.

6.1.1 Deliveries.

On the Closing Date or such later date as agreed to by the Administrative Agent, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) a closing certificate of the Company signed by an Authorized Officer as to (i) accuracy in all material respects (or with respect to representations and warranties subject to a materiality qualifier, in all respects) of representations and warranties contained in the Loan Documents made by the Loan Parties, (ii) compliance with covenants under the Loan Documents, and (iii) absence of an Event of Default or Potential Default;

(ii) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary (and, in relation to a UK Loan Party, a Director or Secretary, and in relation to a Dutch Loan Party, a director or manager), of each Loan Party, certifying as appropriate as to: (a) all action taken by such Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents on behalf of such Loan Party and their true signatures; and (c) copies of its organizational or constitutional documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials, dated not more than thirty (30) days prior to the Closing Date, as to the formation, incorporation, continued existence and good standing of such Loan Party in such Loan Party’s jurisdiction of organization, formation or incorporation (as applicable) and each state in which it is registered to do business as a foreign entity;

(iii) this Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv) written opinions of counsel for the Loan Parties, dated the Closing Date for the benefit of the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(v) pro forma financial projections of the Company and its Subsidiaries for fiscal year 2018 through fiscal year 2021, in form and substance acceptable to the Administrative Agent;

(vi) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that all regulatory approvals and licenses have been received with respect to, and the absence of any legal or regulatory prohibitions or restrictions to the execution of and performance under the Loan Documents by the Loan Parties;

(vii) a Lien search in acceptable scope and with results to the reasonable satisfaction of the Administrative Agent;

(viii) an extract of the chamber of commerce for each Dutch Loan Party dated as of a recent date;

(ix) a Compliance Certificate, dated as of the Closing Date (the “Closing Date Compliance Certificate”), demonstrating compliance with the covenant contained in Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and pro forma compliance with the covenant contained in Section 7.2.16 [Maximum Net Leverage Ratio], each as of June 30, 2018;

(x) evidence that there is no litigation, investigation or proceeding before or by any arbitrator or Official Body which is continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (1) in connection with this Agreement and the other Loan Documents or (2) which could reasonably be expected to result in a Material Adverse Change;

(xi) an executed Certificate of Beneficial Ownership for each Legal Entity Customer and such other documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(xii) an executed copy of the 2010 Note Purchase Agreement Amendment;

(xiii) evidence, in form and substance satisfactory to the Administrative Agent, that the 2006 Note Purchase Agreement has been, or concurrently herewith will be, terminated and the Notes (as defined in the 2006 Note Purchase Agreement) have been, or concurrently herewith will be, paid in full and discharged;

(xiv) a copy of the organizational structure chart for the Loan Parties and their Subsidiaries, as in effect on the Closing Date after giving effect to the Closing Date Reorganization;

(xv) executed copies of the MSACL Affiliate Transaction Documents and the Closing Date Reorganization Documents;

(xvi) copies of the MSACL Governing Documents, accompanied by a certificate, by a responsible officer from each of the Company and MSACL, certifying that the MSACL Governing Documents are complete and correct and in full force and effect as of the Closing Date and containing such other certifications regarding the separateness covenants contained in the MSACL Governing Documents as may be required by the Administrative Agent;

(xvii) a copy of the opinion, dated on or about the Closing Date, by Duff & Phelps Corporation as to the Solvency of MSACL as of the Closing Date;

(xviii) executed copies of the MSACL-MSA Safety Closing Date Promissory Note and the MSACL-MSAW Promissory Note; and

(xix) such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

6.1.2 Payment of Fees.

The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

6.2 Each Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (without duplication of any materiality qualifier contained therein) except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date and (b) for purposes of this Section 6.2 [Each Loan or Letter of Credit], the representations and warranties contained in Sections 5.1.6(i) [Historical Statements] and 5.1.6(iii) [Absence of Material Adverse Change] shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], respectively; (ii) no Event of Default or Potential Default shall have occurred and be continuing; (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; (iv) the applicable Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be; and (v) in the case of any Loan or Letter of Credit to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency.

7 COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties shall comply at all times with the following covenants:

7.1 Affirmative Covenants.

7.1.1 Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, partnership or limited liability company, as the case may be, and its license or qualification and good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.5 [Liquidations, Mergers, Consolidations, Acquisitions] and except, in the case of good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction), where such failure could not reasonably be expected to result in a Material Adverse Change.

7.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (i) such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) the failure to pay any such liability would not constitute an Event of Default and would not reasonably be expected to result in a Material Adverse Change.

7.1.3 Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent deemed prudent by the Company’s board of directors.

7.1.4 Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to operate its business, and from time to time, such Loan Party or Subsidiary will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

7.1.5 Visitation Rights.

Subject to (y) the rights of tenants and (z) applicable health and safety laws, and except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise contravene applicable Law, each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection; provided, further, that (i) absent an Event of Default, the Loan Parties shall only be required to pay for one (1) such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours without advance notice. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

7.1.6 Keeping of Records and Books of Account.

The Company shall, and shall cause each Subsidiary of the Company to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue consolidated financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.7 Compliance with Laws; Use of Proceeds.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 7.1.7 [Compliance with Laws; Use of Proceeds] if any failure to comply with any Law would not reasonably be expected to result in a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.9 [Use of Proceeds] and as permitted by applicable Law.

7.1.8 Further Assurances.

Each Loan Party shall, from time to time, at its expense, do such other acts and things as the Administrative Agent may reasonably request from time to time in order to exercise and enforce its rights and remedies thereunder.

7.1.9 Anti-Terrorism Laws.

None of the Loan Parties (i) is or shall be a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) shall, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture or other Person that is, or for the benefit of a Person that is, such a Person referred to in clause (i), or engage in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) is or shall be, directly or indirectly, engaged in any activity that would otherwise result in a violation of any Anti-Terrorism Law by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise). The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws.

7.1.10 Keepwell.

Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each non-Qualified ECP Loan Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection) and (b) undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its guaranty obligations under this Agreement, or other Loan Documents, in each case, in respect of Swap Obligations of a Loan Party (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 7.1.10 [Keepwell] for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.1.10 [Keepwell], or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 7.1.10 [Keepwell] shall remain in full force and effect until performance in full of the Obligations and termination of this Agreement and the other Loan Documents. The Qualified ECP Loan Parties intend that this Section 7.1.10 [Keepwell] constitutes, and this Section 7.1.10 [Keepwell] shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.1.11 Most Favored Lender.

(i) If at any time after the Closing Date the 2010 Note Purchase Agreement shall include any financial covenant, undertaking, restriction, event of default or other provision (or any thereof shall be amended or otherwise modified) that provides for limitations on or measures of indebtedness, interest expense, fixed charges, net worth, stockholders’ equity or total assets, changes in control of the Company or transfers of interests in assets of the Company or any Subsidiary (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise) and such covenant, undertaking, restriction, event of default or provision is not contained in this Agreement or would be more beneficial to the Lenders than any analogous covenant, undertaking, restriction, event of default or provision contained in this Agreement (any such covenant, undertaking, restriction, event of default or provision, an “Additional Covenant”), then the Borrowers shall provide a Most Favored Lender Notice to the Administrative Agent. Thereupon, unless waived in writing by the Required Lenders within five (5) Business Days of receipt of such notice, such Additional Covenant (including any associated cure period) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under the 2010 Note Purchase Agreement. Thereafter, upon the request of the Administrative Agent, the Borrowers shall enter into any additional agreement or amendment to this Agreement reasonably requested by the Administrative Agent evidencing any of the foregoing.

(ii) Any Additional Covenant (including any associated cure period) incorporated into this Agreement pursuant to this Section 7.1.11 [Most Favored Lender] (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Additional Covenant (including any associated cure period) under the 2010 Note Purchase Agreement; provided that if any Potential Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Borrowers, such Incorporated Covenant shall only be deemed automatically amended at such time as no Potential Default or Event of Default then exists) and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the 2010 Note Purchase Agreement or the 2010 Note Purchase Agreement shall have been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations); provided that, if a Potential Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Potential Default or Event of Default then exists. Upon the request of the Borrowers, the Administrative Agent and the Lenders shall (at the Borrowers’ sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Borrowers evidencing the amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. If any Person party to the 2010 Note Purchase Agreement receives any remuneration, fee or other compensation as consideration for any amendment, waiver, modification, deletion or termination of any Additional Covenant that constitutes an Incorporated Covenant hereunder, such amendment, waiver, modification, deletion or termination shall not become effective under this Agreement unless the Administrative Agent and the Lenders shall have received equivalent remuneration, fees or other compensation.

(iii) For the avoidance of doubt, all of the existing financial covenants in Section 7.2.14 [Minimum Fixed Charges Coverage Ratio] and Section 7.2.16 [Maximum Net Leverage Ratio] as of the date of this Agreement shall remain in this Agreement regardless of whether any Additional Covenants are incorporated into this Agreement. Notwithstanding anything contained in this Section 7.1.11 [Most Favored Lender], in no event shall an Incorporated Covenant amend or modify any financial covenant or other provision otherwise set forth herein (excluding any Incorporated Covenant added by operation of this Section 7.1.11 [Most Favored Lender]) to make such provision less restrictive as to the Company or any Subsidiary than the corresponding provision set forth in this Agreement, as amended from time to time (without giving effect to this Section 7.1.11 [Most Favored Lender]).

7.1.12 Certificate of Beneficial Ownership and Other Additional Information.

Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the Administrative Agent and the Lenders: (i) notice of any change in the information provided in any Certificate of Beneficial Ownership that would result in a change to the list of beneficial owners identified in such certification (and, in such case, shall provide a new Certificate of Beneficial Ownership reflecting such change), and (ii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations and the Beneficial Ownership Regulation).

7.2 Negative Covenants.

7.2.1 Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions, refinancings or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof that would otherwise be materially less favorable to the Loan Parties and their Subsidiaries, taken as a whole (other than fees, expenses, interest accrual and premiums incurred in connection with any such refinancing);

(iii) Indebtedness under the 2010 Note Purchase Agreement and the Notes (as defined in the 2010 Note Purchase Agreement (other than the Shelf Notes (as defined in the 2010 Note Purchase Agreement)) in an aggregate principal amount not to exceed the principal amount outstanding on the Closing Date (but not including the $150,000,000.00 Private Shelf Facility in the 2010 Note Purchase Agreement) and the 2010 Note Purchase Agreement Guarantees, as the same may be extended, renewed or refinanced;

(iv) Indebtedness of a Domestic Loan Party to another Domestic Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;

(v) Indebtedness of a Domestic Loan Party to a Foreign Borrower or any Excluded Subsidiary, provided such Indebtedness to Foreign Borrowers and Excluded Subsidiaries does not exceed $300,000,000.00 in the aggregate for all such Indebtedness to all such Foreign Borrowers and Excluded Subsidiaries at any time outstanding;

(vi) Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases;

(vii) Any (a) Currency Agreement, (b) Lender Provided Interest Rate Hedge or Lender Provided Commodity Hedge, (c) Interest Rate Hedge approved by the Administrative Agent or (d) Indebtedness under any Other Lender Provided Financial Services Product; provided, however, the Loan Parties and their Subsidiaries shall enter into any Currency Agreement, Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or any other Interest Rate Hedge only for hedging (rather than speculative) purposes;

(viii) Indebtedness of a Foreign Borrower or an Excluded Subsidiary to a Foreign Borrower or an Excluded Subsidiary;

(ix) Guaranties permitted by Section 7.2.3 [Guaranties] and transactions permitted by Section 7.2.4 [Loans and Investments];

(x) (a) The MSACL-MSA Safety Promissory Notes in an aggregate principal amount not to exceed $131,034,951.00 (as such amount may be adjusted pursuant to the provisions of the MSA Safety Pittsburgh APA to reflect the actual book values of the NWC Balance, the Work in Progress and Finished Goods (as each such term is defined in Schedule 1.1(C))), and (b) the MSACL-MSAW Promissory Note in a principal amount not to exceed $26,700,000.00; provided that such MSACL Promissory Notes are subordinated to the Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent;

(xi) Any Indebtedness not otherwise permitted in items (i) through (x) above which does not exceed $20,000,000.00 in the aggregate at any time outstanding, provided that the documentation relating to such Indebtedness does not result in covenants materially more restrictive, taken as a whole, on the Loan Parties than those set forth in the Loan Documents and provided further that such Indebtedness shall only be permitted to be secured as and to the extent permitted under clause (xiii) under the definition of “Permitted Liens” in Section 1.1 [Certain Definitions]; and

(xii) Any unsecured Indebtedness not otherwise permitted in items (i) through (xi) above so long as at the time incurred and immediately after giving effect thereto, (a) the Company is in compliance with Section 7.2.16 [Maximum Net Leverage Ratio] on a pro forma basis, and (b) to the extent any “priority debt” limitation in the 2010 Note Purchase Agreement remains in effect, the amount of outstanding Priority Indebtedness (as defined in the 2010 Note Purchase Agreement) does not exceed the limitation set forth in the 2010 Note Purchase Agreement; provided that the documentation relating to such Indebtedness does not result in covenants materially more restrictive, taken as a whole, on the Loan Parties than those set forth in the Loan Documents.

7.2.2 Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Notwithstanding the foregoing, no Loan Party shall, and no Loan Party shall permit any Subsidiary to, (i) grant any Liens securing Indebtedness outstanding under or pursuant to the 2010 Note Purchase Agreement unless and until the Obligations shall be substantially concurrently secured equally and ratably with such Indebtedness pursuant to documentation in form and substance satisfactory to the Administrative Agent, or (ii) grant any Liens securing the MSACL Promissory Notes.

7.2.3 Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties and their respective Subsidiaries permitted under Section 7.2.1 [Indebtedness], (ii) Guaranties that are in existence on the Closing Date and set forth on Schedule 7.2.3 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.3), and (iii) any unsecured Guaranty (including, but not limited to, Guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business) not otherwise permitted in items (i) and (ii) above which does not exceed $50,000,000.00 in the aggregate at any time outstanding. Notwithstanding the foregoing, no Loan Party shall, and no Loan Party shall permit any Subsidiary to, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to the MSACL Promissory Notes (other than, for the avoidance of doubt, MSAW and MSA Safety Pittsburgh in respect of their direct obligations thereunder).

7.2.4 Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) loans, advances and investments in Domestic Loan Parties;

(v) Permitted Acquisitions;

(vi) loans, advances and investments by Foreign Borrowers and Excluded Subsidiaries in other Foreign Borrowers and Excluded Subsidiaries;

(vii) transactions permitted under Section 7.2.1 [Indebtedness];

(viii) loans, advances and investments not otherwise permitted in items (i) through (vii) pursuant to the Closing Date Reorganization; and

(ix) loans, advances and investments not otherwise permitted in items (i) through (viii) above in Foreign Borrowers, Excluded Subsidiaries and Joint Ventures in an amount, measured at the time any such loan, advance or investment is made, which shall not exceed, together with any Asset Disposition described in clause (a)(iii) of the definition thereof, $650,000,000.00 in the aggregate at any one time outstanding, which amount shall be calculated net of any Asset Disposition from a Foreign Borrower or Foreign Subsidiary to the US Borrower or a Domestic Subsidiary.

7.2.5 Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; provided that

(i) any Loan Party other than a Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties, provided that a Domestic Loan Party may consolidate or merge only into another Domestic Loan Party, a UK Loan Party may only merge or consolidate into another UK Loan Party, a Dutch Loan Party may only consolidate or merge into another Dutch Loan Party and a Designated Foreign Borrower may only merge or consolidate into another Loan Party having the same jurisdiction of organization or incorporation as such Designated Foreign Borrower;

(ii) any Loan Party or any Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that, each of the following requirements is met:

(A) if a Loan Party is acquiring the ownership interests in such Person, such Person shall, unless not required by Section 7.2.8 [Subsidiaries, Partnerships and Joint Ventures], execute a Guarantor Joinder and such other documents required by Section 10.13 [Joinder of Guarantors] and join this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors] within thirty (30) days after the date of such Permitted Acquisition (or such later date as agreed to by the Administrative Agent in its reasonable discretion);

(B) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(C) in the case of a merger or consolidation involving a Loan Party, a Loan Party shall be the continuing and surviving entity;

(iii) an Excluded Subsidiary that is not a Material Subsidiary may dissolve, liquidate and wind-up its affairs, so long as such dissolution, liquidation, or winding-up could not reasonably be expected to result in a Material Adverse Change; and

(iv) a Foreign Subsidiary that is not a Material Subsidiary may dissolve, liquidate and wind-up its affairs as contemplated by the Closing Date Reorganization so long as such dissolution, liquidation, or winding-up could not reasonably be expected to result in a Material Adverse Change.

7.2.6 Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to make any Asset Disposition, except Asset Dispositions where the Disposition Value of the property subject to such Asset Disposition, together with the aggregate Disposition Value of all property of the Company and its Subsidiaries that was subject of an Asset Disposition during the then current fiscal year of the Company, would not exceed ten percent (10.00%) of Consolidated Net Tangible Assets determined as of the end of the then most recently ended fiscal year of the Company; provided that, immediately after giving effect to such Asset Disposition, no Event of Default or Potential Default would exist.

7.2.7 Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with (i) MSACL or any other Person in the MSACL Company Group other than (a) to effect the Closing Date Reorganization in accordance with the terms of the Closing Date Reorganization Documents, (b) pursuant to the MSACL Promissory Notes, (c) to borrow up to $42,000,000.00, which amount shall be fully repaid or otherwise discharged no later than January 1, 2019, (d) transactions pursuant to the MSACL Affiliate Transaction Documents, in each case in the ordinary course of business upon fair and reasonable arms-length terms and conditions which are fully disclosed to the Administrative Agent and are in accordance with all applicable Law, and (e) prior to January 1, 2019, transactions solely between or among Persons in the MSACL Company Group, or (ii) any other Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless (a) such transaction involves the provision of corporate services by MSAW to the Company and its Subsidiaries, (b) such transaction is solely between Loan Parties, (c) such transaction is pursuant to the MSACL Affiliate Transaction Documents, or (d) such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law.

7.2.8 Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date, (ii) any Excluded Subsidiary as of the Closing Date; (iii) any Domestic Subsidiary created, acquired or otherwise formed after the Closing Date in compliance with this Agreement (including, without limitation, Section 7.2.4 [Loans and Investments] so long as either (A) such Domestic Subsidiary joins this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors], or (B) such Domestic Subsidiary is listed as an Excluded Subsidiary on Schedule 1.1(S) pursuant to an update to such schedule provided by the Borrowers to the Administrative Agent within thirty (30) days after the creation, acquisition or formation of such Domestic Subsidiary, or such later date as consented to by the Administrative Agent in its reasonable discretion and approved by the Administrative Agent and the Required Lenders and (iv) any Foreign Subsidiary created, acquired or otherwise formed after the Closing Date in compliance with this Agreement (including, without limitation, Section 7.2.4 [Loans and Investments]). Except as permitted pursuant to Section 7.2.4 [Loans and Investments] hereof, each of the Loan Parties shall not become or agree to become a party to a Joint Venture.

7.2.9 Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the development, manufacturing, sales and administration of safety products and related items, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year and businesses substantially related, incidental or ancillary thereto.

7.2.10 Fiscal Year.

The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve month period beginning January 1 and ending December 31.

7.2.11 COMI.

With respect to each Loan Party subject to the European Insolvency Regulation, such Loan Party shall not knowingly, without the prior written consent of the Administrative Agent, change its centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) or its place of central administration unless it is changing to a centre of main interest and place of central administration located in the same country as the original centre of interest.

7.2.12 Changes in Organizational Documents.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be materially adverse to the Lenders, without obtaining the prior written consent of the Required Lenders; provided, however, that the Loan Parties may permit any of its Subsidiaries to amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment is required to effectuate a Permitted Acquisition (provided such Subsidiary shall remain wholly-owned by the Company). The Company shall not permit MSACL to amend in any respect the MSACL Governing Documents as in effect on the Closing Date without obtaining the prior written consent of the Required Lenders.

7.2.13 Non-Consolidation of MSACL.

The Company shall not, and shall neither cause nor permit any of its Subsidiaries to, take any action that would cause MSACL to violate any of its separateness covenants contained in the MSACL Governing Documents.

7.2.14 Minimum Fixed Charges Coverage Ratio.

The Loan Parties shall not permit the Fixed Charges Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.

7.2.15 [Reserved].

7.2.16 Maximum Net Leverage Ratio.

The Loan Parties shall not permit the Net Leverage Ratio calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be greater than 3.50 to 1.0, or, during any Acquisition Period, 4.00 to 1.00 (stepping down to 3.50 to 1.00 as of the last day of the first fiscal quarter ending after the Acquisition Period).

7.2.17 [Reserved].

7.2.18 Amendment, Etc. of Indebtedness.

Each of the Loan Parties covenants and agrees that it shall not amend, modify or change in any manner any term or condition of any Indebtedness, including, but not limited to the 2010 Note Purchase Agreement and the MSACL Promissory Notes, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 7.2.1 [Indebtedness] or (b) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the Administrative Agent or any of the Lenders under the Loan Documents and (ii) are not materially more restrictive on the Loan Parties, taken as a whole, than those set forth in this Agreement. Without limiting the foregoing, the Company covenants and agrees that it will not, and will not permit MSACL to, amend, modify or change the subordination provisions set forth in any of the MSACL Promissory Notes without the prior written consent of the Required Lenders, in their sole and absolute discretion; provided that, notwithstanding anything in this Section 7.2.18 [Amendment, Etc. of Indebtedness] or elsewhere in this Agreement to the contrary, the MSACL Promissory Notes may be amended in order to subordinate such MSACL Promissory Notes to any other Indebtedness of the Loan Parties or their Subsidiaries that is permitted to be incurred pursuant to Section 7.2.1 [Indebtedness] on the same terms that such MSACL Promissory Notes are subordinated to the Obligations.

7.2.19 Anti-Terrorism Laws.

(i) No Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (D) use or request any Loan or Letter of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws, (v) the Company shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event and (vi) no use of proceeds of any Loan will violate or result in the violation of any Sanctions or other Anti-Terrorism Laws applicable to any party hereto.

7.3 Reporting Requirements.

The Company will furnish or cause to be furnished to the Administrative Agent (and the Administrative Agent shall provide to each of the Lenders):

7.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year, financial statements of the Company, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

7.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by Pricewaterhouse Coopers LLP or such other firm of independent certified public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur, and provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

7.3.3 Certificate of the Company.

Concurrently with the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Sections 7.3.1 [Quarterly Financial Statements] and Section 7.3.2 [Annual Financial Statements], beginning with the financial statements delivered pursuant to Section 7.3.1 [Quarterly Financial Statements] for the period ending September 30, 2018, a certificate (each a “Compliance Certificate”) of the Company signed by an Authorized Officer of the Company, in substantially the form of Exhibit 7.3.3, which Compliance Certificate shall, for periods ending after December 31, 2018 if the MSACL Excluded Subsidiary Certificate shall have been delivered on or prior to January 1, 2019, include appropriate reconciliations reflecting the adjustments necessary (as determined by the Administrative Agent in its sole discretion) to eliminate the accounts of the MSACL Company Group from such financial statements.

7.3.4 Notices.

7.3.4.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

7.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which, involve a claim or series of claims which could reasonably be expected to result in a Material Adverse Change.

7.3.4.3 MSACL Separateness. Promptly after a responsible officer of the Company becomes aware of the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim, or series of claims arising from the same underlying event, with respect to MSACL or any other Person in the MSACL Company Group and which could reasonably be expected to result in liabilities to a Loan Party or a Subsidiary of any Loan Party (other than a Person in the MSACL Company Group) in excess of $25,000,000.00.

7.3.4.4 Erroneous Financial Information. Promptly in the event that the Company or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

7.3.4.5 ERISA Event or Foreign Benefit Event. Promptly upon the occurrence of any ERISA Event or Foreign Benefit Event.

7.3.4.6 Other Reports. Promptly upon their becoming available to the Company:

(i) Annual Budget. The annual budget and any forecasts or projections of the Company, to be supplied not later than March 1 of the fiscal year to which any of the foregoing may be applicable;

(ii) SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the Securities and Exchange Commission and not posted to the EDGAR website; and

(iii) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.3.1 [Quarterly Financial Statements], Section 7.3.2 [Annual Financial Statements] and Section 7.3.4.6 [Other Reports] may be delivered electronically and, if so delivered (to the extent that the Company is required to file Annual Reports or Quarterly Reports with the Securities and Exchange Commission), shall be deemed to have been delivered on the date on which such documents are filed for public availability on the EDGAR website; provided that the Company shall (i) notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents, and (2) provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificate required by Section 7.3.3 [Certificate of the Company] to the Administrative Agent.

7.3.5 IFRS Reconciliations.

Following the Company’s election to use IFRS in preparing the financial statements referred to herein, (i) concurrently with any delivery of financial statements under Section 7.3.1 [Quarterly Financial Statements] or Section 7.3.2 [Annual Financial Statements] hereof, deliver a reconciliation between such statements prepared using IFRS and GAAP and (ii) if requested by the Required Lenders, provide financial statements under Section 7.3.1 [Quarterly Financial Statements] and/or Section 7.3.2 [Annual Financial Statements] hereof, prepared in accordance with both IFRS and GAAP.

8 DEFAULT

8.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1 Payments Under Loan Documents.

The Borrowers shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation on the date which such principal or interest becomes due in accordance with the terms hereof or (ii) any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof and such failure continues for five (5) days;

8.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3 Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.

Any of the Loan Parties shall default in the observance or performance of any (i) covenant contained in Section 7.1.5 [Visitation Rights], Section 7.1.9 [Anti-Terrorism Laws] or Section 7.2 [Negative Covenants] or (ii) any Additional Covenant incorporated into this Agreement pursuant to Section 7.1.11 [Most Favored Lender] and such default is not remedied prior to the expiration of the associated cure period for such Additional Covenant;

8.1.4 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days;

8.1.5 MSACL Separateness; Related Liabilities.

Any of the separateness covenants contained in the MSACL Governing Documents shall cease to be enforceable in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or set aside or cease to provide for the separate corporate identity of MSACL or MSACL shall be substantively consolidated with the Company or any of its Subsidiaries.

8.1.6 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under: (a) the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $25,000,000.00 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend, or (b) any Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement;

8.1.7 Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $25,000,000.00 in the aggregate in excess of any valid and binding third party insurance coverage not in dispute shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.8 Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.9 Proceedings Against Assets.

Any of the Loan Parties’ or any of their Material Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

8.1.10 Events Relating to Plans and Benefit Arrangements.

(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC which could reasonably be expected to result in a Material Adverse Change, (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which could reasonably be expected to result in a Material Adverse Change, or (iii) with respect to any Foreign Plan, one or more Foreign Benefit Events occur that individually or in the aggregate results or could reasonably be expected to result in a Material Adverse Change;

8.1.11 Change of Control.

Any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) fifty percent (50.00%) or more of the issued and outstanding voting capital stock of the Company;

8.1.12 Relief Proceedings.

(i) A Relief Proceeding shall have been instituted against any Loan Party or Material Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of (including consenting to), a Relief Proceeding, (iii) the Loan Parties, taken as a whole, cease to be Solvent or any Loan Party or any Subsidiary of a Loan Party admits in writing its inability to pay its debts as they mature or ceases operation of its present business; or (iv) in respect of any Dutch Loan Party, the occurrence of any bankruptcy (faillissement), suspension of payments (surseance van betaling), debt rescheduling for natural persons (schuldsanering natuurlijke personen), administration (onderbewindstelling), dissolution (ontbinding), death of a natural person and any other event whereby the relevant company or natural person is limited in the right to dispose of its assets.

8.2 Consequences of Event of Default.

8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.1 [Payments Under Loan Documents] through and including Section 8.1.11 [Change of Control] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the US Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the US Borrower to, and the US Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations, an amount equal to one hundred five percent (105.00%) of the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the US Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the

Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section 8.2 [Consequences of Event of Default] are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

8.2.4 Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to any of the foregoing provisions of this Section 8.2 [Consequences of Event of Default], the Administrative Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Lender; and

8.2.5 Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 [Consequences of Event of Default] and until Payment in Full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent, shall be applied as follows:

(i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with the collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

(ii) second, (x) to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge, Lender Provided Foreign Currency Agreement, or Other Lender Provided Financial Service Product, whether of principal, interest, fees, expenses or otherwise and (y) to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.

Notwithstanding the foregoing, amounts received from any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to any Lender providing a Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 8.2.5 [Application of Proceeds] from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 8.2.5 [Application of Proceeds] by Lenders providing Lender Provided Interest Rate Hedges, Lender Provided Commodity Hedge or Lender Provided Foreign Currency Agreement that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 8.2.5 [Application of Proceeds].

9 THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 [Modifications, Amendments or Waivers] and Section 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Company, or any other Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may

presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6 [Resignation of Administrative Agent]. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.6 [Resignation of Administrative Agent]). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 [The Administrative Agent] and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 9.6 [Resignation of Administrative Agent], PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

9.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, etc.

Anything herein to the contrary notwithstanding, the lead arranger and syndication agent, to the extent applicable, listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

9.9 Administrative Agent’s Fee.

The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Company and Administrative Agent, as amended from time to time, which Administrative Agent’s Letter supersedes the Administrative Agent’s Letter (as defined in the Existing Credit Agreement).

9.10 Authorization to Release Guarantors.

The Lenders and Issuing Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 7.2.6 [Disposition of Assets or Subsidiaries] or Section 7.2.5 [Liquidations, Mergers, Consolidations, Acquisitions].

9.11 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

10 MISCELLANEOUS

10.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders (or as expressly contemplated by Section 2.6 [Increase in Revolving Credit Commitments]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

10.1.1 Increase of Commitment.

Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

10.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

10.1.3 Release of Guarantor or Borrower.

Except as contemplated by Section 9.10 [Authorization to Release Guarantors], release any Guarantor or any Borrower from its Obligations under the Guaranty Agreement or this Agreement without the consent of all Lenders (other than any Defaulting Lender); or

10.1.4 Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Lenders], Section 9.3 [Exculpatory Provisions, Etc.] or Section 4.3 [Sharing of Payments by Lenders] or this Section 10.1 [Modification, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than any Defaulting Lender);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 [Increase of Commitment] through 10.1.4 [Miscellaneous] above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, on behalf of the Loan Parties, and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment.

10.2 No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3 Expenses; Indemnity; Damage Waiver.

10.3.1 Costs and Expenses.

The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one (1) counsel for the Administrative Agent and one (1) local counsel in each relevant jurisdiction), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.3 [Expenses, Indemnity, Damage Waiver], or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) subject to Section 7.1.5 [Visitation Rights], all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

10.3.2 Indemnification by the Borrowers.

The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of any Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if a Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among such Indemnitees that do not involve any act or omission by any Borrower or any of its Subsidiaries and which are not claims against PNC or its Affiliates, solely in its capacity as Administrative Agent. To the extent an Indemnitee is legally permitted to do so, such Indemnitee shall provide the Borrowers with prompt notice of any such claim, investigation, litigation or proceeding. This Section 10.3.2 [Indemnification by the Borrowers] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.3.3 Reimbursement by Lenders.

To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 10.3.1 [Costs and Expenses] or 10.3.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

10.3.4 Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that the Borrowers’ indemnity and contribution obligations, as set forth in this Section, will apply in respect of any special, indirect, consequential or punitive damages that may be awarded against any Indemnitee in connection with a claim by a third party. No Indemnitee referred to in Section 10.3.2 [Indemnification by Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.3.5 Payments.

All amounts due under this Section 10.3 [Expenses, Indemnity; Damage Waiver] shall be payable not later than thirty (30) days after demand therefor.

10.3.6 Bifurcation of Obligations.

For the avoidance of doubt, the parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, and notwithstanding that certain Loan Parties which are “United States persons” under and as defined in Section 770l(a)(30) of the Code (“US Loan Parties”) are Guarantors or are liable with respect to the Obligations of Loan Parties which are not “United States persons” under and as defined in Section 770l(a)(30) of the Code (“Non-US Loan Parties”), the Obligations of the Non-US Loan Parties under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of any US Loan Party and shall be expressly limited to the Obligations of the Non-US Loan Parties. In furtherance of the foregoing, each of the parties hereto acknowledges and agrees that (a) the liability of any Non-US Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the US Borrower and any other US Loan Party and (b) the Non-US Loan Parties shall not guarantee any Obligations of any US Loan Party

10.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5 Notices; Effectiveness; Electronic Communication.

10.5.1 Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in such Section.

10.5.2 Electronic Communications.

Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.5.3 Change of Address, Etc.

Any party hereto may change its e-mail address, address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.8 Successors and Assigns.

10.8.1 Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 10.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, no Lender may assign or otherwise transfer any of its rights or obligations hereunder to a Foreign Lender without the prior consent of the Borrowers (such consent to not be unreasonably withheld, conditioned or delayed). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2 Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this Section 10.8.2 [Assignments by Lenders], the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000.00, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00 (provided that no such fee shall be payable in connection with an assignment from a Lender to an Affiliate of such Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 4.8 [Increased Costs], and Section 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 [Assignments by Lenders] shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4 [Participations].

10.8.3 Register.

The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.8.4 Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Section 10.1.1 [Increase of Commitment], Section 10.1.2 [Extension of Payment, Etc.], or Section 10.1.3 [Release of Guarantor]) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 3.4 [LIBOR Rate Unascertainable, Etc.], Section 4.8 [Increased Costs], Section 4.10 [Indemnity], Section 4.9 [US Taxes] (subject to the requirements and limitations therein, including the requirements under Section 4.9.7 [Status of Lenders] (it being understood that the documentation required under Section 4.9.7 [Status of Lenders] shall be delivered to the participating Lender)) and Section 4.14 [UK and Dutch Taxes] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6.2 [Replacement of a Lender] and Section 4.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 10.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Section 4.8 [Increased Costs], Section 4.9 [US Taxes] or Section 4.14 [UK and Dutch Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.6.2 [Replacement of a Lender] and Section 4.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.8.5 Reserved.

10.8.6 Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9 Confidentiality.

10.9.1 General.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.9 [Confidentiality], to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers, or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section 10.9 [Confidentiality] or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower or other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section 10.9 [Confidentiality] shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.9.2 Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1 [General].

10.10 Counterparts; Integration; Effectiveness.

10.10.1 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.11.1 Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. Each Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each Commercial Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.

10.11.2 SUBMISSION TO JURISDICTION.

EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.11.3 WAIVER OF VENUE.

EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11 [CHOICE OF LAW, ETC.]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4 SERVICE OF PROCESS.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.11.4 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH OF THE OTHER BORROWERS APPOINTS AND EMPOWERS THE US BORROWER (AND THE US BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT) AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE US BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE OTHER BORROWERS AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN PENNSYLVANIA ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

10.11.5 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11 [CHOICE OF LAW, ETC.].

10.12 USA Patriot Act Notice.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

10.13 Joinder of Guarantors.

Any Subsidiary of any Loan Party which is required to join this Agreement as a Guarantor pursuant to Section 7.2.8 [Subsidiaries, Partnerships and Joint Ventures] and which has not yet done so shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 6.1 [First Loans and Letters of Credit] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within thirty (30) days after the date of (a) the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, (b) the filing of its certificate of limited partnership if it is a limited partnership or (c) if it is an entity other than a limited partnership or corporation, its organization, or such later date as consented to by the Administrative Agent in its reasonable discretion.

10.14 Amendment and Restatement.

This Agreement amends and restates in its entirety the Existing Credit Agreement. All references to the “Agreement” contained in the Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Loan Parties outstanding as of the Closing Date under the Existing Credit Agreement and the Loan Documents as defined and entered into in conjunction with the Existing Credit Agreement shall remain outstanding and shall constitute continuing Obligations without novation, but subject to any changes in the provisions governing the same under this Agreement and the other Loan Documents as defined in this Agreement. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.

10.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement the day and year first above written.

BORROWERS:

WITNESS:	MSA SAFETY INCORPORATED

By:
Name: Kenneth D. Krause Title: Senior Vice President, Chief Financial Officer and Treasurer

WITNESS:	MSA UK HOLDINGS LIMITED

By:
Name: Joerdis Behling Title: Director

WITNESS:	MSA INTERNATIONAL HOLDINGS BV

By:
Name: Bob Leenen Title: Director

GUARANTORS:

WITNESS:	MSA WORLDWIDE, LLC

By:
Name: Kenneth D. Krause Title: Senior Vice President, Chief Financial Officer and Treasurer

WITNESS:	MSA ADVANCED DETECTION, LLC

By:
Name: Gregory L. Martin Title: Vice President, Treasurer and Assistant Secretary

WITNESS:	GENERAL MONITORS TRANSNATIONAL, LLC

By:
Name: Gregory L. Martin Title: Vice President, Treasurer and Assistant Secretary

WITNESS:	GENERAL MONITORS, INC.

By:
Name: Gregory L. Martin Title: Vice President, Treasurer and Assistant Secretary

WITNESS:	MSA INTERNATIONAL, LLC

By:
Name: George W. Steggles Title: President

WITNESS:	MSA SAFETY DEVELOPMENT, LLC

By:
Name: Gregory L. Martin Title: Vice President

WITNESS:	MSA TECHNOLOGY, LLC

By:
Name: Gregory L. Martin Title: Vice President

WITNESS:	MSA INNOVATION, LLC

By:
Name: Gregory L. Martin Title: Vice President

WITNESS:	MSA SAFETY SALES, LLC

By:
Name: Jessica Gusmar Title: Vice President

WITNESS:	MSA SAFETY PITTSBURGH MANUFACTURING, LLC

By:
Name: Jessica Gusmar Title: Vice President

WITNESS:	GLOBE HOLDING COMPANY, LLC

By:
Name: Thomas A. Vetras Title: President

WITNESS:	SENSCIENT, INC.

By:
Name: Gregory L. Martin Title: Vice President

WITNESS:	SAFETY IO, LLC

By:
Name: Gregory L. Martin Title: President

AGENTS AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:
Name: Troy A. Brown Title: Senior Vice President

[LENDER BLOCKS TO COME]

By:
Name:
Title:

SCHEDULE 1.1(A)

PRICING GRID

VARIABLE PRICING AND FEES BASED ON NET LEVERAGE RATIO (ALL

PRICING AND FEES EXPRESSED IN BASIS POINTS)

Level	Net Leverage Ratio	Standby Letter of Credit Fee	Commercial Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread	Commitment Fee
I	< 1.00 to 1.00	87.50	43.75	0.00	87.50	10.00
II	≥1.00 to 1.00 but < 1.50 to 1.00	100.00	50.00	0.00	100.00	12.50
III	≥1.50 to 1.00 but < 2.00 to 1.00	112.50	56.25	12.50	112.50	15.00
IV	≥2.00 to 1.00 but < 2.50 to 1.00	137.50	68.75	37.50	137.50	17.50
V	≥2.50 to 1.00 but < 3.00 to 1.00	150.00	75.00	50.00	150.00	20.00
VI	≥3.00 to 1.00	175.00	87.50	75.00	175.00	22.50

For purposes of determining the Applicable Margin, the Applicable Commitment Fee, the Applicable Standby Letter of Credit Fee Rate and the Applicable Commercial Letter of Credit Fee Rate:

(a) The Applicable Margin, the Applicable Commitment Fee Rate, the Applicable Standby Letter of Credit Fee Rate and the Applicable Commercial Letter of Credit Fee Rate for the period commencing on the Closing Date through the day immediately preceding the first (1st) Adjustment Date shall be the greater of (i) Level III of the Pricing Grid above and (ii) the Level of the Pricing Grid above that would be applicable based on the Net Leverage Ratio as reflected in the Closing Date Compliance Certificate.

(b) The Applicable Margin, the Applicable Commitment Fee Rate, the Applicable Standby Letter of Credit Fee Rate and the Applicable Commercial Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Net Leverage Ratio as of such quarter end. Subject to clause (a) above, any increase or decrease in

SCHEDULE 1.1(A) - 1

the Applicable Margin, the Applicable Commitment Fee Rate, the Applicable Standby Letter of Credit Fee Rate or the Applicable Commercial Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.3 [Certificate of Company] (each, an “Adjustment Date”). If a Compliance Certificate is not delivered when due in accordance with such Section 7.3.3 [Certificate of the Company], then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.10 [Letter of Credit Subfacility] or Section 3.3 [Interest After Default] or Article 8 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A) - 2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1—Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association Address: The Tower at PNC Plaza 300 Fifth Ave. - 13th Floor Pittsburgh, PA 15222 Attention: Tracy DeCock Telephone: 412-762-9999 Telecopy: 412-762-4718 With a copy to: Name: PNC Agency Services Address: PNC Firstside Center 500 First Avenue; P7-PFSC-04-I Pittsburgh, PA 15219 Attention: Christine Black Telephone: 412-762-7571 Telecopy: 412-762-8672	$135,000,000.00	22.500000000%
Name: JPMorgan Chase Bank, N.A. Address: 270 Park Avenue, 43rd Floor New York, NY 10017 Attention: Anthony Galea Telephone: 212-622-8804 Telecopy: 866-682-7113 Scheme Reference No.: 13/M/0268710/DTTP Jurisdiction of Tax Residence: United States	$115,000,000.00	19.166666667%
Name: Bank of America, N.A. Address: 1600 John F. Kennedy Boulevard Suite 1100 Philadelphia, PA 19106 Attention: Colleen M. O’Brien Telephone: 412-454-8966 Telecopy: 312-453-6274	$115,000,000.00	19.166666667%

SCHEDULE 1.1(B) - 1

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: The Huntington National Bank Address: 222 North LaSalle Chicago, IL 60601 Attention: Michael Kiss Telephone: 312-762-2163 Telecopy: 877-860-4154	$65,000,000.00	10.833333333%
Name: Wells Fargo Bank, N.A. Address: 444 Liberty Avenue, Suite 1400 Pittsburgh, PA 15222 Attention: Joseph J. Bianchin Telephone: 412-454-4604	$65,000,000.00	10.833333333%
Name: HSBC Bank USA, National Association Address: 1 HSBC Center Commercial Banking, Lobby Level Buffalo, New York 14203 Attention: Frank M. Eassa Telephone: 716-841-7506 Telecopy: 212-642-1888 Scheme Reference No.: 13/H/314375/DTTP Jurisdiction of Tax Residence: United States	$65,000,000.00	10.833333333%
Name: KeyBank National Association Address: 11 Stanwix Street – 15th Floor Pittsburgh, PA 15222 Attention: Jason Ratkovich Telephone: 412-807-2830	$40,000,000.00	6.666666667%
Total	$600,000,000.00	100.000000000%

SCHEDULE 1.1(B) - 2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Company:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association

Address: The Tower at PNC

300 Fifth Ave. - 13th Floor

Pittsburgh, PA 15222

Attention: Tracy DeCock

Telephone: 412-762-9999

Telecopy: 412-762-4718

With a copy to:

Name: PNC Agency Services

Address: PNC Firstside Center

500 First Avenue; P7-PFSC-04-I

Pittsburgh, PA 15219

Attention: Christine Black

Telephone: 412-762-7571

Telecopy: 412-762-8672

COMPANY:

Name: MSA Safety Incorporated

Address: 1000 Cranberry Woods Drive

Cranberry Township, Pennsylvania 16066

Attention: Kenneth Krause, Senior Vice President, Chief Financial Officer & Treasurer

Telephone: 724-741-8534

Telecopy: 724-741-1589

SCHEDULE 1.1(B) - 3

THIRD AMENDED AND RESTATED GUARANTY AND SURETYSHIP AGREEMENT

IN CONSIDERATION of credit granted or to be granted by PNC Bank, National Association (“PNC Bank”) and various other financial institutions from time to time (PNC Bank and such other financial institutions are each a “Lender” and collectively, the “Lenders”) pursuant to that certain Third Amended and Restated Credit Agreement, dated September 7, 2018, by and among MSA Safety Incorporated, a Pennsylvania corporation (the “US Debtor”), MSA UK Holdings Limited, a private limited liability company incorporated in England and Wales with registered number 09720572 (“MSA UK”), MSA International Holdings B.V., a private company with limited liability “besloten vennootschap met beperkte aansprakelijkheid” incorporated under the laws of The Netherlands and registered with the Dutch trade register under number 37137388 (“MSA Netherlands”), each Designated Foreign Borrower (as defined in the Credit Agreement (as hereinafter defined)) party thereto (together with the US Debtor, MSA UK and MSA Netherlands, the “Debtors” and each, a “Debtor”), the Guarantors (as defined in the Credit Agreement (as hereinafter defined)) party thereto, the Lenders, PNC Bank, as administrative agent for the Lenders (PNC Bank, in such capacity, the “Administrative Agent”), and the other parties party thereto (as may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”), intending to be legally bound hereby, and to induce the Lenders to maintain or extend credit to the Debtors, MSA Worldwide, LLC, a Pennsylvania limited liability company (“MSAW”), MSA Advanced Detection, LLC, a Pennsylvania limited liability company (“MADL”), General Monitors Transnational, LLC, a Nevada limited liability company (“GMTL”), General Monitors, Inc., a Nevada corporation (“GMI”), MSA International, LLC, a Delaware limited liability company (“MSAII”), MSA Safety Development, LLC, a Pennsylvania limited liability company (“MSASD”), MSA Technology, LLC, a Pennsylvania limited liability company (“MSAT”), MSA Innovation, LLC, a Pennsylvania limited liability company (“MSAI”), MSA Safety Sales, LLC, a Pennsylvania limited liability company (“MSA Safety Sales”), MSA Safety Pittsburgh Manufacturing, LLC, a Pennsylvania limited liability company (“MSA Safety Pittsburgh”), Globe Holding Company, LLC, a New Hampshire limited liability company (“Globe”), Senscient, Inc., a Delaware corporation (“Senscient”), Safety io, LLC, a Pennsylvania limited liability company (“Safety io”), and each other Person that joins as a Guarantor hereunder from time to time (MSAW, MADL, GMTL, GMI, MSAII, MSASD, MSAT, MSAI, MSA Safety Sales, MSA Safety Pittsburgh, Globe, Senscient, Safety io and such other Persons are each, a “Guarantor”, and collectively, the “Guarantors”), this 7th day of September, 2018, hereby jointly and severally with each of the other Domestic Guarantors (as defined in the Credit Agreement):

1. Become absolute and unconditional guarantors and sureties as though they were primary obligors to the Administrative Agent and the Lenders, their respective successors, endorsees and assigns, for (i) the prompt payment and performance when due (whether at maturity, by declaration, acceleration or otherwise) of all existing and future liabilities and obligations (including, without limitation, the Obligations (as defined in the Credit Agreement), provided that the Obligations so guaranteed by any Guarantor shall not include Excluded Swap

Obligations (as defined in the Credit Agreement) of such Guarantor) of the Debtors to the Administrative Agent and the Lenders including, without limitation, all extensions, modifications, renewals thereof and substitutions therefor, whether absolute or contingent, direct or indirect, matured or unmatured, sole, joint or several, of any nature whatsoever, without regard to the validity, enforceability or regularity thereof including, without limitation, continuing interest thereon in accordance with the terms thereof and all expenses (including any legal expenses) incurred by the Administrative Agent or any Lender in enforcing any rights with regard to or collecting against any Guarantor under this Third Amended and Restated Guaranty and Suretyship Agreement (this “Agreement”) and (ii) the due and punctual performance of and/or compliance with all of the terms, conditions and covenants contained in each of the Credit Agreement, the Notes (as defined in the Credit Agreement) and the other Loan Documents (as defined in the Credit Agreement) to be performed or complied with by the Debtors and the accuracy in all material respects (without duplication of any materiality qualifier contained therein) of the Debtors’ representations and warranties contained in each of the Loan Documents (hereinafter collectively referred to as the “Debtor Liabilities”), whether or not such Debtor Liabilities or any portion thereof shall hereafter be released or discharged or is for any reason invalid or unenforceable (capitalized terms used in this Agreement that are defined in the Credit Agreement shall have the meanings assigned to them therein unless otherwise defined in this Agreement); and

2. Assent to all agreements made or to be made between the Administrative Agent or any Lender and any other Person(s) liable, either absolutely or contingently, on any of the Debtor Liabilities, including any and all such agreements made by any Debtor and any co-maker, endorser, pledgor, surety or guarantor (any such Person being hereinafter referred to as an “Obligor”), and further agree that the Guarantors’ liability hereunder shall not be reduced or diminished by such agreements in any way; and

3. Consent and agree that the Guarantors’ obligations and liabilities hereunder shall in no way be reduced, limited, waived or released if any other Person or Persons is presently or in the future becomes a surety or guarantor in regard to the Debtor Liabilities or any other liabilities among the Debtors, the Administrative Agent and the Lenders; and

4. Consent that the Administrative Agent and the Lenders may, at their option, without in any way affecting the Guarantors’ liability hereunder: (i) exchange, surrender or release any or all collateral security or any endorsement, guaranty or surety held by the Administrative Agent or the Lenders for any of the Debtor Liabilities; (ii) renew, extend, modify, supplement, amend, release, alter or compromise the terms of any or all of the Debtor Liabilities; and (iii) waive or fail to perfect the Administrative Agent’s and the Lenders’ rights or remedies against the Debtors or the collateral security for any of the Debtor Liabilities; and

5. Warrants that the addresses specified on the signature page hereof, immediately below each Guarantor’s name, is such Guarantor’s true and correct address, and agrees to notify the Administrative Agent, in the manner hereinafter specified, within three (3) days after any change in any Guarantor’s address.

CONTINUING GUARANTY. This Agreement shall be a continuing one and shall continue in full force and effect until (subject to the terms and conditions of the Section of this Agreement entitled Bankruptcy of the Debtors) all Debtor Liabilities and all other amounts payable under the Loan Documents have been paid and performed in full, and all Commitments have terminated. Without limiting the generality of the foregoing, each Guarantor hereby irrevocably waives any right to terminate or revoke this Agreement.

EXTENT OF GUARANTORS’ LIABILITY. This Agreement shall be and is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Debtor Liabilities including, but not limited to, the Indebtedness evidenced by the Notes. The Administrative Agent may apply any payment received on account of the Debtor Liabilities in such order as the Lenders, in their sole discretion, may elect. The obligations of the Guarantors under this Agreement, when construed collectively with the obligations of any other Person that becomes a Domestic Guarantor in accordance with the terms of the Credit Agreement, are intended to be the joint and several obligations of the Guarantors and such other Persons that become Domestic Guarantors under the Credit Agreement, and this Agreement, when construed in connection with such other Guaranty Agreements, is intended to be an absolute and unconditional guaranty and suretyship for the aggregate of the Debtor Liabilities. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, each of the parties hereto acknowledges and agrees that (i) the obligations of any Non-US Loan Party, including any Foreign Guarantor, shall be several from but not joint with the obligations of any US Loan Party, including any Domestic Guarantor, and (ii) the Non-US Loan Parties shall not guarantee any obligations of any US Loan Party.

No payment or payments made by any Debtor, any Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Debtor, any Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Debtor Liabilities shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantors under this Agreement, and the Guarantors shall, notwithstanding any such payment or payments (other than payments made to the Administrative Agent or any Lender by the Guarantors or payments received or collected by the Administrative Agent or any Lender from the Guarantors), remain liable for the Debtor Liabilities until the Debtor Liabilities are indefeasibly paid in full in cash, each Lender’s obligations to make Loans is terminated according to the terms of the Credit Agreement, all Letters of Credit have either expired or have been cancelled or cash collateralized (in accordance with the terms of the Credit Agreement) and all Lender Provided Interest Rate Hedges have either expired or have been terminated; provided, however, that, anything herein to the contrary notwithstanding, in no event shall the Guarantors’ liability under this Section [Extent of Guarantors’ Liability] exceed the maximum amount that, after giving effect to the incurring of the obligations hereunder and to any rights to contribution of the Guarantors from any Debtor and other Affiliates of any Debtor, would render the Administrative Agent’s and the Lenders’ right to payment hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

UNCONDITIONAL LIABILITY. The Guarantors’ liability hereunder is absolute and unconditional and shall not be reduced, limited, waived, or released in any way by reason of: (i) any failure of the Administrative Agent or any Lender to obtain, retain, preserve, perfect or enforce any rights against any Person (including without limitation, any Obligor) or in any property securing any or all of the Debtor Liabilities; (ii) the invalidity or irregularity of any such rights that the Administrative Agent and the Lenders may attempt to obtain; (iii) any delay in enforcing or any failure to enforce such rights, even if such rights are thereby lost; (iv) any delay in making demand on any Obligor for payment or performance of any or all of the Debtor Liabilities; or (v) from time to time, the payment in full and subsequent incurring of any Debtor Liabilities.

RIGHT OF SET-OFF. If any liability of any Guarantor hereunder is not paid to the Administrative Agent when due, the Administrative Agent and the Lenders may forthwith set-off against the liabilities of any Guarantor hereunder all moneys owed by the Administrative Agent or any Lender to any Guarantor in any capacity, whether or not then due, and whether provisionally or finally credited upon the Administrative Agent’s and the Lenders’ books and records.

WAIVER. The Guarantors hereby waive all notice with respect to the present existence or future incurrence of any Debtor Liabilities including, but not limited to, the amount, terms and conditions thereof. The Guarantors hereby consent to the taking of, or failure to take, from time to time, any action of any nature whatsoever permitted by Law with respect to the Debtor Liabilities and with respect to any rights against any Person or Persons (including, without limitation, any Obligor), or in any property including, without limitation, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and the Guarantors will remain fully liable hereunder notwithstanding any or all of the foregoing. The granting of an express written release of any Guarantor’s liability hereunder or any other Obligor’s liability shall be effective only with respect to the liability hereunder of such Guarantor or Obligor who is specifically so expressly released but shall in no way affect the liability hereunder of any Guarantor or any Obligor not so expressly released. The dissolution of any Guarantor, or any other Obligor, shall in no way affect the liability hereunder or that of any other Obligor. Each Guarantor hereby expressly waives: (i) notices of acceptance hereof; (ii) any presentment, demand, protest, notice of default in connection with the Debtor Liabilities, dishonor or notice of dishonor; (iii) any right of indemnification; and (iv) any defense arising by reason of any disability or other defense whatsoever to the liability of any Debtor, or any other circumstance which might otherwise constitute a defense available to, or in discharge of, such Guarantor with respect to its obligations hereunder.

No payment by any Guarantor shall entitle any other Obligor, by subrogation, contribution, indemnification or otherwise, to succeed to any of the rights of the Administrative Agent and the Lenders, including rights to any payment made on account of the Debtor Liabilities, regardless of the source of such payment, and no Guarantor shall have any right of subrogation, contribution, indemnification or other rights to be reimbursed, made whole or otherwise compensated by any other Obligor with respect to any payments made hereunder, until all of the Debtors’ obligations to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are satisfied in full and are not subject to any right of disgorgement and the Commitments are terminated. Each Guarantor hereby waives any benefit of and any right to participate in any collateral security now or hereafter held by the Administrative Agent and the Lenders or any failure or refusal by the Administrative Agent and the Lenders to perfect an interest in any collateral security.

BANKRUPTCY OF THE DEBTORS. Neither the Guarantors’ obligations to make payment in accordance with the terms of this Agreement nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by any Debtor’s bankruptcy or by any impairment, modification, change, release or limitation of (i) the liability of any Debtor, any Person assuming the obligations of any Debtor under the Credit Agreement or any of the other Loan Documents or any Debtor’s estate in bankruptcy or (ii) any remedy for the enforcement of the Debtor Liabilities, either of which result from the operation of any present or further provision of any bankruptcy act, Law or equitable cause or from the decision of any court. The Guarantors agree that to the extent that any Debtor or any other Obligor makes a payment or payments to the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be paid to a trustee, receiver or any other Person under any bankruptcy act, Law or equitable cause, then to the extent of such payment, the Debtor Liabilities or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

PRIMARY LIABILITY OF THE GUARANTORS. The Guarantors agree that this Agreement may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Credit Agreement and the other Loan Documents, or any collateral now or hereafter securing the Debtor Liabilities or otherwise, and each Guarantor hereby waives the right to require the Administrative Agent and the Lenders to proceed against any other Obligor or to require the Administrative Agent and the Lenders to pursue any other remedy or enforce any other right. The Guarantors further agree that nothing contained herein shall prevent the Administrative Agent and the Lenders from suing on the Credit Agreement and the other Loan Documents, or any of them, or foreclosing their Lien, if any, on any collateral hereafter securing the Debtor Liabilities or from exercising any other rights available under the Credit Agreement and the other Loan Documents, or any other instrument of security if neither the Debtors nor the Guarantors timely satisfy the Debtor Liabilities thereunder, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the obligations of the Guarantors thereunder; it being the purpose and intent of the Guarantors that the obligations of the Guarantors hereunder shall be absolute, independent and unconditional. Neither the obligations of the Guarantors under this Agreement nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Debtor or by reason of the bankruptcy or insolvency of any Debtor. If acceleration of the time for payment of any amount payable by any Debtor is stayed upon the insolvency or bankruptcy of such Debtor, amounts otherwise subject to acceleration under the terms of the Credit Agreement and the other Loan Documents including, without limitation, interest at the rates set forth in the Credit Agreement occurring after the date of such bankruptcy or insolvency, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent. The Guarantors acknowledge that the term “Debtor Liabilities” as used herein includes any payments made by any Debtor to the Administrative Agent or the Lenders and subsequently recovered by such Debtor or a trustee for such Debtor pursuant to bankruptcy or insolvency proceedings.

ACCELERATION OF THE GUARANTORS’ LIABILITIES. Upon the occurrence of any of the following events, all of the Debtor Liabilities, at the Administrative Agent’s and the Lenders’ option, shall be deemed to be forthwith due and payable for the purposes of this Agreement and for determining the liability of the Guarantors hereunder, whether or not the Administrative Agent and the Lenders have any such rights against any other Obligor, and whether or not the Administrative Agent and the Lenders elect to exercise any rights or remedies against any other Person or property including, without limitation, any other Obligor: (1) the failure of any Guarantor to perform any covenant or obligation hereunder; (2) the occurrence of an Event of Default under the Credit Agreement; (3) except as otherwise permitted pursuant to the terms of the Credit Agreement, the sale of all or substantially all of the assets, or change in ownership, or the dissolution, merger, consolidation or reorganization of any Guarantor; (4) any information or signature heretofore or hereafter furnished to the Administrative Agent or any Lender by any Guarantor, or delivered to the Administrative Agent or any Lender by an Obligor in connection with any of the Debtor Liabilities, is materially false or incorrect at the time when made; or (5) the failure of any Guarantor or any Obligor to furnish the Administrative Agent and the Lenders such financial and other information as required by the Loan Documents.

RIGHTS OF THE GUARANTORS. All rights and remedies of the Guarantors against the Debtors or any property of the Debtors or any collateral security for any of the Debtor Liabilities, whether arising by promissory note, subrogation, security agreement, mortgage or otherwise, shall in all respects be and remain subordinate and junior in right of payment and priority to the prior and indefeasible payment in full to the Administrative Agent and the Lenders of all Debtor Liabilities and to the priority of the Administrative Agent and the Lenders in any property of the Debtors and any collateral security for any of the Debtor Liabilities. Any amount which may have been paid to any Guarantor on account of any Indebtedness of the Debtors to any Guarantor, or on account of any subrogation or other rights of any Guarantor against the Debtors, when all of the Debtor Liabilities shall not have been indefeasibly paid in full, shall be held by the undersigned in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Debtor Liabilities, whether matured or unmatured.

NOTICE TO THE ADMINISTRATIVE AGENT AND THE LENDERS BY THE GUARANTORS. Any notice to the Administrative Agent or the Lenders by the Guarantors pursuant to the provisions hereof shall be sent by first-class or first-class express mail, private overnight or next business day courier or telecopy with confirmation in writing mailed first class, return receipt requested, in all cases with charges prepaid, and any such properly given notice will be effective when received, to:

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Ave. - 13th Floor

Pittsburgh, Pennsylvania 15222

Attention: Tracy DeCock

Telephone: (412) 762-9999

Telecopier: (412) 762-4718

Notice by the Guarantors shall not, in any way, reduce, diminish or release the liability of any other Obligor. In the event that this Agreement is preceded or followed by any other guaranty or surety agreement(s) regarding any Debtor or any other Person, all rights granted to the Administrative Agent and the Lenders in such agreement(s) shall be deemed to be cumulative and this Agreement shall not, in such event, be deemed to be cancelled, superseded, terminated or in any way limited.

FINANCIAL STATEMENTS OF THE GUARANTORS. Financial information provided by the Guarantors in connection herewith or with the Credit Agreement to the Administrative Agent or any Lender is accurate and complete in all material respects and has been prepared in accordance with GAAP. There has been no Material Adverse Change since the date of such information. The Guarantors have made full and true disclosure taken as a whole of all pertinent financial and other information in connection with the transactions contemplated hereby.

JOINDER. Upon the execution and delivery by any other Domestic Guarantor of a Guarantor Joinder, such Person shall become a “Guarantor” hereunder with the same force and effect as if it were originally a party to this Agreement and named as a “Guarantor” on the signature pages hereto. The execution and delivery of any such Guarantor Joinder by a Domestic Guarantor shall not require the consent of any Guarantor or any Obligor, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

MISCELLANEOUS. This Agreement shall be binding upon the Guarantors and the Guarantors’ respective successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, their respective endorsers, successors and assigns forever. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein. All matters arising hereunder shall be governed by the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the parties hereto agree to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising in connection herewith.

WAIVER OF TRIAL BY JURY. THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THEY WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. THE UNDERSIGNED (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGE THAT THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS.

AMENDMENT AND RESTATEMENT. This Agreement amends and restates that certain Second Amended and Restated Guaranty and Suretyship Agreement, dated December 11, 2015, made by the Guarantors party thereto for the benefit of the Administrative Agent and the Lenders, and is not a novation thereof.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Guarantors, intending to be legally bound, have executed and delivered this Agreement on the day and year first above written.

WITNESS:	MSA Worldwide, LLC

By:
Name: Kenneth D. Krause
Title: Senior Vice President, Chief Financial Officer and Treasurer

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	MSA Advanced Detection, LLC

By:
Name: Gregory L. Martin
Title: Vice President, Treasurer and Assistant Secretary

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	General Monitors Transnational, LLC

By:
Name: Gregory L. Martin
Title: Vice President, Treasurer and Assistant Secretary

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	General Monitors, Inc.

By:
Name: Gregory L. Martin
Title: Vice President, Treasurer and Assistant Secretary

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	MSA International, LLC

By:
Name: George W. Steggles
Title: President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	MSA Safety Development, LLC

By:
Name: Gregory L. Martin
Title: Vice President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	MSA Technology, LLC

By:
Name: Gregory L. Martin
Title: Vice President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	MSA Innovation, LLC

By:
Name: Gregory L. Martin
Title: Vice President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	MSA Safety Sales, LLC

By:
Name: Jessica Gusmar
Title: Vice President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	MSA Safety Pittsburgh Manufacturing, LLC

By:
Name: Jessica Gusmar
Title: Vice President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	Globe Holding Company, LLC

By:
Name: Thomas A. Vetras
Title: President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	Senscient, Inc.

By:
Name: Gregory L. Martin
Title: Vice President

Address:

Attention:
Telephone:
Telecopier:

WITNESS:	Safety io, LLC

By:
Name: Gregory L. Martin
Title: President

Address:

Attention:
Telephone:
Telecopier:

FOURTH AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT

THIS FOURTH AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT (the “Agreement”), dated September 7, 2018, is made by and among the entities listed on the signature page hereto (or subsequently joining this Agreement) (each being individually referred to herein as a “Loan Party” and collectively as the “Loan Parties”) in favor of PNC Bank, National Association (“PNC Bank”), as administrative agent for the Lenders (as hereinafter defined) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, MSA Safety Incorporated, a Pennsylvania corporation (the “US Borrower”), MSA UK Holdings Limited, a private limited liability company incorporated in England and Wales with registered number 09720572 (“MSA UK”), MSA International Holdings B.V., a private company with limited liability “besloten vennootschap met beperkte aansprakelijkheid” incorporated under the laws of The Netherlands and registered with the Dutch trade register under number 37137388 (“MSA Netherlands”), each Designated Foreign Borrower (as defined in the Credit Agreement (as hereinafter defined)) (together with the US Borrower, MSA UK and MSA Netherlands, the “Borrowers” and each, a “Borrower”), the Guarantors (as defined in the Credit Agreement (as hereinafter defined)) (the “Guarantors”), PNC Bank and various other financial institutions from time to time (PNC Bank and such other financial institutions are each, a “Lender” and collectively, the “Lenders”), the Administrative Agent and the other parties party thereto have entered into that certain Third Amended and Restated Credit Agreement, dated of even date herewith (as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), which is incorporated herein by reference thereto, pursuant to which the parties thereto agreed that the Lenders shall extend credit to the Borrowers as set forth in the Credit Agreement; and

WHEREAS, unless otherwise defined herein, terms defined in the Credit Agreement shall have such defined meanings when used herein; and

WHEREAS, pursuant to the Credit Agreement and the other Loan Documents, the Lenders intend to make Loans to and issue Letters of Credit for the account of the Borrowers; and

WHEREAS, the Loan Parties are or may become indebted to each other (the Indebtedness of each of the Loan Parties to any other Loan Party, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof are hereinafter collectively referred to as the “Intercompany Indebtedness”); and

WHEREAS, the obligations of the Lenders to maintain the Commitments and make Loans to the Borrowers and issue Letters of Credit from time to time are subject to the condition, among others, that the Loan Parties subordinate the Intercompany Indebtedness to the Indebtedness and all other Obligations of the Borrowers or any other Loan Party to the Administrative Agent or the Lenders pursuant to the Credit Agreement or the other Loan Documents (collectively, the “Senior Debt”) in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Intercompany Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior indefeasible payment in full of all Senior Debt pursuant to the provisions contained herein.

2. Payment Over of Proceeds Upon Bankruptcy, Etc. Upon any distribution of assets of any Loan Party in connection with (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Loan Party or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshaling of assets and liabilities of any such Loan Party (a Loan Party distributing assets as set forth herein being referred to in such capacity as a “Distributing Loan Party”), then and in any such event, the Administrative Agent shall be entitled to receive, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, indefeasible payment in full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Loan Party is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Administrative Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Loan Party in any such case, proceeding, dissolution, liquidation or other winding up event.

If, notwithstanding the foregoing provisions of this Section 2, a Loan Party that is owed Intercompany Indebtedness by a Distributing Loan Party shall have received any payment or distribution of assets from the Distributing Loan Party of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, shall be segregated from other funds and property held by such Loan Party, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.

3. No Commencement of Any Proceeding. Each Loan Party agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Lenders and the Administrative Agent in commencing any proceeding referred to in the first paragraph of Section 2 against any other Loan Party which owes it any Intercompany Indebtedness.

4. Prior Payment of Senior Debt Upon Acceleration of Intercompany Indebtedness. If any portion of the Intercompany Indebtedness owed by any Loan Party becomes or is declared due and payable before its stated maturity, then and in such event the Lenders shall be entitled to receive indefeasible Payment In Full of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Intercompany Indebtedness is entitled to receive any payment thereon.

If, notwithstanding the foregoing, any Loan Party shall make any payment of the Intercompany Indebtedness prohibited by the foregoing provisions of this Section 4, such payment shall be paid over and delivered forthwith to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear.

The provisions of this Section 4 shall not apply to any payment with respect to which Section 2 hereof would be applicable.

5. No Payment When Senior Debt in Default. If any Event of Default or Potential Default shall have occurred and be continuing, or such an Event of Default or Potential Default would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Administrative Agent shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Loan Party owing such Intercompany Indebtedness on account of principal or interest on any portion of the Intercompany Indebtedness.

If, notwithstanding the foregoing, any Loan Party shall make any payment of the Intercompany Indebtedness prohibited by the foregoing provisions of this Section 5, such payment shall be paid over and delivered forthwith to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear.

The provisions of this Section 5 shall not apply to any payment with respect to which Section 2 hereof would be applicable.

6. Payment Permitted if No Default. Except during the pendency of any of the conditions described in Sections 2, 4 and 5 hereof, nothing contained in this Agreement shall prevent any Loan Party from (i) making payments of principal of or interest on any portion of the Intercompany Indebtedness, or (ii) retaining any money deposited with such Loan Party for the payment of or on account of the principal of or interest on the Intercompany Indebtedness.

7. Rights of Subrogation. Each Loan Party agrees that no payment or distribution to the Administrative Agent or the Lenders pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been indefeasibly Paid in Full and all Lender Provided Interest Rate Hedges shall have expired or been terminated.

8. Instruments Evidencing Intercompany Indebtedness. Each Loan Party shall cause each instrument, if any, which now or hereafter evidences all or a portion of the Intercompany Indebtedness to be conspicuously marked as follows:

“This instrument is subject to the terms of a Fourth Amended and Restated Intercompany Subordination Agreement, dated September 7, 2018, in favor of PNC Bank, National Association, as Administrative Agent for the Lenders referred to therein, which Fourth Amended and Restated Intercompany Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Fourth Amended and Restated Intercompany Subordination Agreement.”

Each Loan Party will further mark its books of account in such a manner as shall be effective to give proper notice to the effect of this Agreement.

9. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Loan Parties and their creditors other than the Administrative Agent and the Lenders, the obligation of the Loan Parties to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Loan Parties and their creditors other than the Administrative Agent and the Lenders, nor shall anything herein prevent any of the Loan Parties from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Administrative Agent and the Lenders to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

10. No Implied Waivers of Subordination. No right of the Administrative Agent or any Lender to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act by the Administrative Agent or any Lender, or by any non-compliance by any Loan Party with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof the Administrative Agent or any Lender may have or be otherwise charged with. Each Loan Party by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, such Loan Party shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or to compromise, the obligations of the other Loan Parties with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Administrative Agent.

Without in any way limiting the generality of the foregoing paragraph, the Administrative Agent or any of the Lenders may, at any time and from time to time, without the consent of or notice to the Loan Parties or the Borrowers except to the extent provided in the Credit Agreement, without incurring responsibility to the Loan Parties and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Loan Parties to the Administrative Agent and the Lenders, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt, if any; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Loan Parties and any other Person.

11. Additional Subsidiaries. The Loan Parties covenant and agree that they shall cause (i) Designated Foreign Borrowers that are required to join this Agreement pursuant to Section 2.15 [Designated Foreign Borrowers] of the Credit Agreement and (ii) Subsidiaries created or acquired after the date of this Agreement that are required to join this Agreement pursuant to Section 10.13 [Joinder of Guarantors] of the Credit Agreement, to execute a Guarantor Joinder, whereby such Designated Foreign Borrower or such Subsidiary, as applicable, joins this Agreement and subordinates all Indebtedness owed to any such Designated Foreign Borrower or such Subsidiary, as applicable, by any of the Loan Parties to the Senior Debt.

12. Continuing Force and Effect. This Agreement shall continue in force for so long as any portion of the Senior Debt remains unpaid and any Commitments under the Credit Agreement remain outstanding, it being contemplated that this Agreement be of a continuing nature.

13. Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Administrative Agent or the Lenders hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of the Loan Parties hereunder, shall be made only by written agreement, waiver or consent signed by the Administrative Agent, acting on behalf of all the Lenders, with the written consent of the Required Lenders, any such agreement, waiver or consent made with such written consent being effective to bind all the Lenders and, with respect to amendments or changes to any provision of this Agreement, signed by the Borrowers, acting on behalf of the Loan Parties.

14. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

15. Governing Law. This Agreement shall be a contract under the internal Laws of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with the internal Laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflict of Laws.

16. Successors and Assigns. This Agreement shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, as permitted in the Credit Agreement, and the obligations of the Loan Parties shall be binding upon their respective successors and assigns. The duties and obligations of the Loan Parties may not be delegated or transferred by the Loan Parties without the written consent of the Required Lenders and any such delegation or transfer without such consent shall be null and void. Except to the extent otherwise required by the context of this Agreement, the word “Lenders” when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Lender under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Lender under the Credit Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

18. Attorneys-in-Fact. Each of the Loan Parties hereby authorizes and empowers the Administrative Agent, at its election and in the name of either itself, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, or in the name of each such Loan Party as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action the Administrative Agent may deem advisable to completely protect the Administrative Agent’s and the Lenders’ interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Loan Parties hereby irrevocably makes, constitutes and appoints the Administrative Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Loan Party, and with full power for such Loan Party, and in the name, place and stead of such Loan Party for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Loan Party hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Administrative Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

19. Application of Payments. In the event any payments are received by the Administrative Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

20. Remedies. In the event of a breach by any of the Loan Parties in the performance of any of the terms of this Agreement, the Administrative Agent, on behalf of the Lenders, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Administrative Agent on behalf of the Lenders at law may not fully compensate the Administrative Agent on behalf of the Lenders for the damages they may suffer in the event of a breach hereof.

21. Consent to Jurisdiction, Waiver of Jury Trial. Each of the Loan Parties hereby irrevocably consents to the non-exclusive jurisdiction of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania, waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Loan Parties at the addresses referred to in Section 22 hereof and service so made shall be deemed to be completed upon actual receipt thereof. Each of the Loan Parties waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS.

22. Notices. All notices, statements, requests and demands and other communications given to or made upon the Loan Parties, the Administrative Agent or the Lenders in accordance with the provisions of this Agreement shall be given or made as provided in Section 10.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.

23. Amendment and Restatement. This Agreement amends and restates that certain Third Amended and Restated Intercompany Subordination Agreement, dated December 11, 2015, made by certain of the Loan Parties in favor of the Administrative Agent (as further amended, restated, supplemented or modified from time to time prior to the date hereof, the “Prior Agreement”). This Agreement is executed and delivered in substitution for and replacement of (and not in discharge of the obligations evidenced by) the Prior Agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have executed this Agreement on the day and year first above written, with the intention that it constitute a document under seal.

LOAN PARTIES:

WITNESS:	MSA Safety Incorporated, a Pennsylvania corporation By: Name: Kenneth D. Krause Title: Senior Vice President, Chief Financial Officer and Treasurer

WITNESS:	MSA UK Holdings Limited, a private limited liability company incorporated in England and Wales with registered number 09720572 By: Name: Joerdis Behling Title: Director

WITNESS:

MSA International Holdings B.V., a private company with limited liability “besloten vennootschap met beperkte aansprakelijkheid” incorporated under the laws of The Netherlands and registered with the Dutch trade register under number 37137388

By:

Name: Bob Leenen

Title: Director

WITNESS:	MSA Worldwide, LLC, a Pennsylvania limited liability company

By:
Name: Kenneth D. Krause Title: Senior Vice President, Chief Financial Officer and Treasurer

WITNESS:	MSA Advanced Detection, LLC, a Pennsylvania limited liability company

By:
Name: Gregory L. Martin Title: Vice President, Treasurer and Assistant Secretary

WITNESS:	General Monitors Transnational, LLC, a Nevada limited liability company

By:
Name: Gregory L. Martin Title: Vice President, Treasurer and Assistant Secretary

WITNESS:	General Monitors, Inc., a Nevada corporation

By:
Name: Gregory L. Martin
Title: Vice President, Treasurer and Assistant Secretary

WITNESS:	MSA International, LLC, a Delaware limited liability company

By:
Name: George W. Steggles Title: President

WITNESS:	MSA Safety Development, LLC, a Pennsylvania limited liability company

By:
Name: Gregory L. Martin Title: Vice President

WITNESS:	MSA Technology, LLC, a Pennsylvania limited liability company

By:
Name: Gregory L. Martin Title: Vice President

WITNESS:	MSA Innovation, LLC, a Pennsylvania limited liability company

By:
Name: Gregory L. Martin Title: Vice President

WITNESS:	MSA Safety Sales, LLC, a Pennsylvania limited liability company

By:
Name: Jessica Gusmar Title: Vice President

WITNESS:	MSA Safety Pittsburgh Manufacturing, LLC, a Pennsylvania limited liability company

By:
Name: Jessica Gusmar Title: Vice President

WITNESS:	Globe Holding Company, LLC, a New Hampshire limited liability company

By:
Name: Thomas A. Vetras Title: President

WITNESS:	Senscient, Inc., a Delaware corporation

By:
Name: Gregory L. Martin
Title: Vice President

WITNESS:	Safety io, LLC, a Pennsylvania limited liability company

By:
Name: Gregory L. Martin Title: President